UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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ProLogis

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Notice of 2009
Annual Meeting
    and
Proxy Statement

April 8, 2009

4545 Airport Way
Denver, Colorado 80239

April 8, 2009

Dear Shareholder,

You are cordially invited to attend the annual meeting of shareholders of ProLogis, which will take place on May 20, 2009, at our world headquarters in Denver, Colorado.

We have elected to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe that these rules will allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our annual meeting.

Details of the business to be conducted at the meeting are set forth in the formal notice of annual meeting of shareholders and proxy statement that accompany this letter.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions electronically through the Internet, by telephone or, if you have requested and received a paper copy of the proxy statement, by completing, signing, dating, and returning the proxy card enclosed with the proxy statement. Voting through the Internet or by telephone will eliminate the need to return your proxy card. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Trustees, I would like to express our appreciation for your continued interest in ProLogis.

Sincerely,

/s/ Walter C. Rakowich
Walter C. Rakowich
Chief Executive Officer
and Trustee

Every shareholder’s vote is important. Please authorize
your proxy through the Internet, by telephone, or
complete, sign,date, and return your proxy card.

NOTICE OF 2009 ANNUAL MEETING
OF SHAREHOLDERS

10:30 a.m., May 20, 2009
ProLogis World Headquarters
4545 Airport Way
Denver, Colorado 80239

April 8, 2009

To our Shareholders:

The 2009 annual meeting of shareholders of ProLogis, a Maryland real estate investment trust, will be held at ProLogis’ world headquarters, 4545 Airport Way, Denver, Colorado 80239, on Wednesday, May 20, 2009, at 10:30 a.m., local time, for the following purposes:

1.	To elect ten trustees to serve until the 2010 annual meeting;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2009; and
3.	To consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Shareholders of record at the close of business on March 23, 2009 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. On or about April 8, 2009, we intend to mail our shareholders a notice containing instructions on how to access our 2009 proxy statement and 2008 annual report to shareholders on the Internet and also how to vote on the Internet. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet.

For the Board of Trustees,

/s/ Edward S. Nekritz
Edward S. Nekritz
Secretary

PROXY STATEMENT
ProLogis, 4545 Airport Way, Denver, Colorado 80239

This proxy statement is furnished in connection with the solicitation of proxies by the board of trustees of ProLogis for the 2009 annual meeting of shareholders of ProLogis. Distribution and electronic availability of this proxy statement and proxy card are scheduled to begin on or about April 8, 2009.

In accordance with the rules of the Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing proxy materials (our 2009 proxy statement and our 2008 annual report to shareholders, which includes our Annual Report on Form 10-K) by providing access to such documents on the Internet. Our shareholders will not receive printed copies of the proxy materials unless they elect this form of delivery or they are participants in our 401(k) Savings Plan and Trust (401(k) Plan). Printed copies will be provided upon request at no charge.

A Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) was mailed to our shareholders on or about April 8, 2009. The Notice of Internet Availability was provided in lieu of mailing the printed proxy materials and instructed our shareholders as to how they may: (i) access and review all of the proxy materials on the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials.

Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions included in the Notice of Internet Availability. Providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and will reduce the environmental impact of our annual meetings. An election to receive proxy materials by e-mail will remain in effect until such time as the shareholder elects to terminate it.

You can ensure that your shares are voted at the meeting by authorizing your proxy through the Internet, by telephone, or by completing, signing, dating, and returning the printed proxy card provided with the printed materials. If you are a shareholder of record, you may still attend the meeting and vote despite having previously authorized your proxy by any of these methods. A shareholder of record who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation, or, if previous instructions were given through the Internet or by telephone, by providing new instructions by the same means. An admission ticket is required to attend the 2009 annual meeting. Admission tickets are provided with the printed proxy materials and with the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on May 20, 2009:

This proxy statement and our 2008 annual report to shareholders, which includes our Annual Report on Form 10-K, are available at http://ir.prologis.com.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE

•	Proposal 1: Election of Trustees

Nominees:  At the annual meeting you will be asked to elect ten trustees to the board of trustees. The trustees will be elected to one-year terms and will hold office until the 2010 annual meeting and until their successors are elected and qualify.

Vote Required:  You may vote for or withhold your vote from any of the trustee nominees. Assuming a quorum is present, the trustees receiving a majority of the votes cast in person or by proxy at the meeting will be elected. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

•	Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:  At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for the year 2009.

Vote Required:  You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted at the meeting in person or by proxy will be required to ratify the audit committee’s appointment of the independent registered public accounting firm.

The board of trustees unanimously recommends that the shareholders vote FOR each of the proposals listed above.

The foregoing are only summaries of the proposals.
You should review the full discussion of each proposal
in this proxy statement before casting your vote.

ELECTION OF TRUSTEES	Proposal 1

•	Nominees

At the 2009 annual meeting, all ten trustee nominees are standing to be elected to hold office until the 2010 annual meeting and until their successors are elected and qualify. The ten nominees for election at the 2009 annual meeting, all proposed by the board of trustees, are listed below with brief biographies. They are all now ProLogis trustees. We do not know of any reason why any nominee would be unable or unwilling to serve as a trustee. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may reduce the number of trustees.

Under our bylaws, trustees in non-contested elections must receive a majority of affirmative votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election. If a trustee fails to obtain a majority, he or she must tender his or her resignation to the board within three days after certification of the voting results. The board, generally through a process managed by the board governance and nomination committee, will decide what action to take with regard to the tendered resignation. A tendered resignation is effective 90 days from the date of tender unless the board affirmatively determines to reject the tendered resignation or accept the resignation on a specified future date or upon the appointment of a replacement trustee to fill the vacancy that will result from the resignation. The board will then explain its decision to accept or reject the tendered resignation in a Current Report on Form 8-K, which will be filed promptly with the SEC.

The board of trustees unanimously recommends that the shareholders vote FOR the election of each nominee.

Stephen L. Feinberg.  Chairman since November 2008 and Trustee since January 1993

Mr. Feinberg, 64, has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Company, a diversified holding company with interests in real estate and venture capital, since 1970.

George L. Fotiades.  Trustee since December 2001

Mr. Fotiades, 55, has been Chairman of the Healthcare investment practice of Diamond Castle Holdings, a private equity investment firm, since April 2007 and was President and Chief Operating Officer of Cardinal Health, Inc., a provider of services supporting the health care industry, until May 2006. He was previously President and Chief Executive Officer of Life Sciences Products and Services, a unit of Cardinal Health, Inc., and was with Cardinal Health, Inc. or its predecessor in various capacities from 1996 to 2006. He serves on the Board of Directors of Alberto Culver Company and Cantel Medical Corporation.

Christine N. Garvey.  Trustee since September 2005

Ms. Garvey, 63, has served as a consultant to Deutsche Bank AG, a global investment bank, since May 2004. From May 2001 to May 2004, Ms. Garvey served as Global Head of Corporate Real Estate Services at Deutsche Bank AG London. Ms. Garvey serves on the Board of Directors of Maguire Properties Group, HCP Inc., and UnionBanCal Corp. and she was a member of the Board of Directors of Catellus Development Corporation (Catellus) when it was merged with and into a subsidiary of ProLogis in September 2005.

Lawrence V. Jackson.  Trustee since March 2008

Mr. Jackson, 55, is Chairman and Chief Executive Officer of Source Mark, LLC, a medical and surgical supply manufacturer. He was President and Chief Executive Officer, Global Procurement of Wal-Mart Stores, Inc. (Wal-Mart), an international retailer, from April 2006 to February 2007 and, prior to that role, he was Executive Vice President and Chief People Officer of Wal-Mart. He was President and Chief Operating Officer of Dollar General Stores, Inc., a discount retailer, from August 2003 to September 2004.

Donald P. Jacobs.  Trustee since February 1996

Mr. Jacobs, 81, is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the Kellogg School of Management and has been a member of its faculty since 1957. He serves on the Board of Directors of Terex Corporation.

Walter C. Rakowich.  Trustee since November 2008

Mr. Rakowich, 51, has been Chief Executive Officer of ProLogis since November 2008. Mr. Rakowich was ProLogis’ President and Chief Operating Officer from January 2005 to November 2008, Chief Financial Officer from December 1998 to September 2005, and Managing Director from December 1998 to December 2004. Mr. Rakowich has been with ProLogis in various capacities since July 1994. Prior to joining ProLogis, Mr. Rakowich was a consultant to ProLogis in the area of due diligence and acquisitions from October 1993 to June 1994 and, prior thereto, he was a partner with Trammell Crow Company, a diversified commercial real estate company in North America. Mr. Rakowich served as a Trustee from August 2004 to May 2008 and was reappointed as a Trustee in November 2008.

D. Michael Steuert.  Trustee since September 2003

Mr. Steuert, 60, has been Senior Vice President and Chief Financial Officer of Fluor Corporation, a publicly-traded engineering and construction firm, since 2001. He serves on the Board of Directors of Weyerhaeuser Corporation.

J. André Teixeira.  Trustee since February 1999

Mr. Teixeira, 56, is Vice President, International Research and Development, of Campbell Soup Company, a global manufacturer and marketer of convenience food products. Mr. Teixeira is a founding partner of, and was President of, eemPOK, a management consulting firm in Belgium, from January 2005 to January 2007, and was Chairman and Senior Partner with BBL Partners, a consulting and trading company in Russia, from January 2002 to July 2006. He was Vice President, Global Innovation and Development, of InBev, formerly Interbrew, a publicly traded brewer in Belgium, from February 2003 to October 2004, and, prior thereto, he was with The Coca-Cola Company, a global manufacturer, distributor and marketer of nonalcoholic beverages, in various capacities between 1978 and 2001 (including President, Coca-Cola Russia/Ukraine/Belarus).

William D. Zollars.  Trustee since June 2001

Mr. Zollars, 61, has been Chairman, President, and Chief Executive Officer of YRC Worldwide Inc. (YRC) (formerly Yellow Roadway Corporation), a holding company specializing in the transportation of industrial, commercial, and retail goods, since 1999 and has been with YRC in various capacities since 1996. He serves on the Board of Directors of CIGNA Corporation and Cerner Corporation.

Andrea M. Zulberti.  Trustee since May 2005

Ms. Zulberti, 57, retired in August 2003 as a Managing Director for Barclays Global Investors (BGI), a global investment management firm. Ms. Zulberti held various positions at BGI starting in 1989 and was Head of Global Operations/Global Chief Administrative Officer from 2000 until her retirement.

CORPORATE GOVERNANCE

ProLogis remains committed to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity. We continue to implement this commitment through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange (NYSE). Our board has formalized several policies, procedures, and standards of corporate governance that are reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our governance guidelines can be obtained by any shareholder, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Trustee Independence.  We require that a majority of our board be independent in accordance with NYSE requirements. To determine whether a trustee is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the trustee. The board has determined that all of our trustees, other than Mr. Rakowich, are independent. The board reached its decision after reviewing trustee questionnaires, considering any transactions and relationships between us, our affiliates, members of our senior management and their affiliates, and each of the trustees, members of each trustee’s immediate family, and each trustee’s affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, management development and compensation, and board governance and nomination committees are independent in accordance with NYSE and SEC rules and that all members of the audit committee are financially literate.

Lead Trustee.  Our outside trustees, meaning those trustees who are not officers or employees of ProLogis, meet in regular executive sessions without management being present. The chair of these executive sessions was trustee Brooksher until February 22, 2008 when, upon the announcement of Mr. Brooksher’s retirement from the board effective May 2008, the trustees named trustee Feinberg as lead trustee to chair these executive sessions. Mr. Feinberg was appointed chairman of the board of trustees on November 10, 2008. Since our chairman is now also an outside trustee, we do not now have a lead trustee.

Communicating with Trustees.  You can communicate with any of the trustees, individually or as a group, by writing to them in care of Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. All communications should prominently indicate on the outside of the envelope that they are intended for the full board, for outside trustees only, or for any particular group or member of the board. Each communication intended for the board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The outside trustees will be advised of any communications that were excluded through normal security procedures, and they will be made available to any outside trustee who wishes to review them.

Shareholder Recommended Nominees for Trustee.  The board governance and nomination committee considers shareholder recommended nominees for trustees and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as shareholder proposals generally and, like all proposals, must satisfy, and will be subject to, our bylaws and applicable SEC, NYSE, and Maryland rules and regulations. Submittals must contain the following information as to the shareholder giving notice and as to any Shareholder Associated Person (as defined below):

•	as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (Exchange Act), including each proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

•	as to any other business which the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of the shareholder, as it appears on our books, and that of such Shareholder Associated Person;

•	the number of shares of each class of our shares which are owned beneficially and of record by such shareholder, the date such securities were acquired, and the investment intent of such acquisition;

•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss or to manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any of our shares, and a general description of whether and the extent to which such shareholder or Shareholder Associated Person has engaged in such activities with respect to shares of stock or other equity interests of any other company;

•	to the extent known by the shareholder, the name and address of any other shareholder supporting the nominee for election or re-election to the board or the proposal of other business on the date of such shareholder’s notice;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting, if there is a meeting, to nominate the persons named in its notice or to bring other business proposed in its notice before the meeting;

•	in the case of a nomination, a description of all arrangements or understanding between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder and any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of trustees pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

A Shareholder Associated Person means, with respect to any shareholder, any person controlling, directly or indirectly, or acting in concert with, such shareholder, any beneficial owner of our shares owned of record or beneficially by such shareholder and any person controlling, controlled by, or under common control with such Shareholder Associated Person.

Shareholder recommendations for board candidates should be sent to the Board Governance and Nomination Committee in care of Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. For more information on procedures for submitting nominees, see “Additional Information — Shareholder Proposals for Inclusion in Next Year’s Proxy Statement” and “— Shareholder Nominations and Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting.” The board governance and nomination committee reviews its recommendations with the board, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. Our declaration of trust requires that our trustees be individuals who are at least 21 years old and not under any legal disability. There are no other minimum qualifications that the committee believes must be met by a nominee. In the course of identifying and evaluating candidates, the committee will sometimes retain executive search firms on a fee basis to identify candidates for the board (as was the case for Mr. Jackson in connection with his appointment to the board in March 2008) who are then screened following the same procedures as all other candidates. In addition to shareholder nominees, the committee will consider candidates recommended by trustees, officers, third-party search firms, employees, and others.

Code of Ethics and Business Conduct.  We have adopted a code of ethics and business conduct that applies to all employees and trustees entitled A Commitment to Excellence and Integrity, which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity, and fairness to everything we do at ProLogis. The code outlines in great detail the key principles of ethical conduct expected of ProLogis employees, officers, and trustees, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code also establishes formal procedures for reporting illegal or unethical behavior to the ethics administrator. In addition, it permits employees to report on a confidential or anonymous basis if desired, any concerns about the company’s accounting, internal accounting controls, or auditing matters. Employees may contact the ethics administrator by e-mail, in writing, or by calling a toll-free telephone number. Any significant concerns are reported to the audit committee.

BOARD OF TRUSTEES AND COMMITTEES

Our board of trustees currently consists of ten trustees, nine of whom are independent under the requirements of the NYSE listing rules. All of our current trustees are standing for re-election at the 2009 annual meeting of shareholders. The board held 12 meetings in 2008, including telephonic meetings and all trustees attended 75% or more of the board meetings. All of the trustees attended at least 75% of the meetings of the committees on which they served during the periods they served, except as otherwise noted below. Each trustee is expected to attend the annual meeting of shareholders absent cause, and all trustees attended the annual meeting last year, in person or telephonically.

The five standing committees of the board are: audit committee, board governance and nomination committee, management development and compensation committee, investment committee, and sustainability committee.

Audit Committee.  The members of the audit committee are trustees Steuert, who chairs the committee, Fotiades, Garvey, Jacobs, and Zulberti each of whom is independent under the rules of the NYSE. This committee’s purpose is to be an informed, vigilant, and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. This committee is directly responsible for the appointment, compensation, and oversight of our independent registered public accounting firm. Further, the committee monitors: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants. This committee also reviews the adequacy of its charter on an annual basis. The board has determined that Mr. Steuert is qualified as an audit committee financial expert within the meaning of the SEC regulations. There were nine meetings of this committee in 2008 and all members attended at least 75% of the meetings during the period in which they served. The committee’s report appears below under “Audit Committee Report.” The audit committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Board Governance and Nomination Committee.  The members of the board governance and nomination committee are trustees Fotiades, who chairs the committee, Garvey, Teixeira, and Zollars, each of whom is independent under the rules of the NYSE. This committee’s purpose is to: (i) review and make recommendations to the board on board organization and succession matters; (ii) assist the full board in evaluating the effectiveness of the board and its committees; (iii) review and make recommendations for committee appointments; (iv) identify individuals qualified to become board members and propose to the board a slate of nominees for election; (v) assess and make recommendations to the board on corporate governance matters; and (vi) develop and recommend to the board a set of corporate governance principles for the company. This committee also reviews the adequacy of its charter on an annual basis. There were five meetings of this committee in 2008 and all members attended at least 75% of the meetings during the period in which they served, with the exception of Mr. Zollars who attended three of the five committee meetings. The committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Management Development and Compensation Committee.  The members of the management development and compensation committee, which we typically refer to as our “compensation committee,” are trustees Jacobs, who chairs the committee, Feinberg, Zollars, and Zulberti, each of whom is independent under the rules of the NYSE. The compensation committee is responsible for: (i) reviewing and recommending to the board corporate goals and objectives relative to the compensation of our chief executive officer; (ii) evaluating the chief executive officer’s performance in light of those goals and objectives, and recommending to the board the chief executive officer’s compensation level based on that evaluation; (iii) reviewing and recommending to the board the amount and form of compensation for the senior executive officers; (iv) making recommendations to the board on general compensation practices and adopting, administering, and recommending awards under annual and long-term incentive plans; (v) retaining and terminating a compensation consulting firm, including sole authority to approve the firm’s fees and other retention terms; (vi) reviewing and reassessing its charter on an annual basis; (vii) reviewing material regulatory and legal matters; (viii) ensuring reports are made to the board or in filings as required by the SEC and the NYSE; (ix) reviewing and assessing the adequacy of its charter on an annual basis; (x) participating in succession planning for key executives; and (xi) forming and delegating authority to subcommittees when deemed appropriate.

The company’s chief executive officer also reports regularly to the compensation committee on our management development activities. The compensation committee has retained the independent compensation consultant Frederic W. Cook & Co., Inc. to assist the committee in assessing our compensation programs for senior officers. The consultant does not advise management, receives no compensation from the company other than for its work in advising the committee, and maintains no other economic relationships with the company. The compensation consultant conducts a comprehensive competitive review of the compensation program for the company’s senior officers, in terms of both structure and magnitude. The compensation committee uses the review to assist it in making compensation recommendations to the board. Our chief executive officer makes separate recommendations to the compensation committee concerning the form and amount of compensation for our senior officers (excluding his own compensation). Please see “Compensation Matters — Compensation Discussion and Analysis” for additional information about, and the processes and procedures for determining, executive officer compensation. There were seven meetings of this committee in 2008 and all members attended at least 75% of the meetings during the period in which they served, with the exception of Mr. Zollars who attended four of the seven committee meetings. The committee’s report appears under “Compensation Matters — Compensation Committee Report.” The compensation committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Compensation Committee Interlocks and Insider Participation.  No member of the compensation committee: (i) was, during the year ended December 31, 2008, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2008, between any member of the board or the compensation committee and an executive officer of the company.

Investment Committee.  The members of the investment committee are trustees Feinberg, who chairs the committee, Fotiades, Jackson, and Zulberti. This committee’s purpose is to: (i) discharge the board’s responsibilities relating to strategic investment issues; (ii) increase discussion and analysis of our largest investments; and (iii) further the discussion regarding the investment environment around the world. This committee is responsible for approving certain significant acquisitions, dispositions, and other investment decisions. Additionally, this committee periodically reviews significant investment risk metrics with management and reviews its charter on an annual basis. This committee makes regular reports to the board concerning its activities. There were eight meetings of this committee in 2008 and all members attended at least 75% of the meetings during the period in which they served. The committee’s charter is available on our website at http://ir.prologis.com/governance.cfm.

Sustainability Committee.  The members of the sustainability committee, which was formed in 2008, are trustees Teixeira, who chairs the committee, Jackson, and Steuert. The committee is organized with the purpose of providing assistance to the board in reviewing and approving the company’s activities, goals, and policies concerning environmental sustainability and sustainable development matters. The committee is also responsible for reviewing and assessing its charter periodically. There was one meeting of this committee in September 2008 and all members of the committee were in attendance. The committee’s charter is available on our website at http://ir.prologis.com/governance.cfm.

INFORMATION RELATING TO TRUSTEES, NOMINEES,
AND EXECUTIVE OFFICERS

•  Common Shares Beneficially Owned

The following table shows the number of our common shares beneficially owned, as of March 23, 2009 (or such other date indicated in the footnotes below), by each person known to us to be the beneficial owner of five percent or more, in the aggregate, of our outstanding common shares.

	Amount of Shares
Name and Address	Beneficially Owned	% of Shares
FMR LLC(1)(2)	22,907,563	8.6%
82 Devonshire Street
Boston, MA 02109
Barclays Global Investors, NA(2)(3)	20,733,111	7.8%
400 Howard Street
San Francisco, CA 94105
The Vanguard Group, Inc.(2)(4)	19,477,120	7.3%
100 Vanguard Blvd.
Malvern, PA 19355
Cohen & Steers, Inc.(2)(5)	14,825,825	5.6%
280 Park Avenue
10th Floor
New York, NY 10017
State Street Bank and Trust Company, Trustee(2)(6)	14,636,060	5.5%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1) Information regarding beneficial ownership of our common shares by FMR LLC and certain related entities is included herein based on a Schedule 13G filed with the SEC on February 17, 2009, relating to such shares beneficially owned as of December 31, 2008. Such report provides that: (i) FMR LLC, an investment advisor, is beneficial owner of 20,522,774 of such common shares and with Edward C. Johnson III each have sole dispositive power with respect to the common shares beneficially owned by FMR LLC; (ii) Pyramis Global Advisors Trust Company (PGATC) is the beneficial owner of 1,115,458 of such common shares and FMR LLC and Mr. Johnson, through their control of PGATC, each have sole power to vote or to direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGATC; (iii) FIL Limited is the beneficial owner and has sole dispositive power with respect 985,580 of such common shares and has sole power to vote or direct the voting with respect to 966,700 of such common shares; and (iv) Pyramis Global Advisors, LLC (PGA LLC) is beneficial owner of 283,751 of such common shares and FMR LLC and Mr. Johnson, through their control of PGA LLC, each have sole power to vote or direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGA LLC.

(2) Entities included in the Schedule 13G filing have represented that the common shares reported were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of ProLogis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(3) Information regarding beneficial ownership of our common shares by Barclays Global Investors, NA and certain related entities is included herein based on a Schedule 13G filed with the SEC on February 5, 2009, relating to such shares beneficially owned as of December 31, 2008. Such report provides that: (i) Barclays Global Investors, NA is beneficial owner and has sole dispositive power with respect to 9,486,126 of such common shares and has sole voting power with respect to 7,979,576 of such common shares; (ii) Barclays Global Fund Advisors is beneficial owner and has sole dispositive power with respect to 8,932,328 of such common shares and has sole voting power with respect to 8,915,761 of such common shares; (iii) Barclays Global Investors, Ltd is beneficial owner and has sole dispositive power with respect to 1,386,045 of such common shares and sole voting power with respect to 1,228,306 of such common shares; (iv) Barclays Global Investors Japan Limited is beneficial owner and has sole voting and dispositive power with respect to 719,737 of such common shares; (v) Barclays Global Investors Canada Limited is beneficial owner and has sole voting and dispositive power with respect to 198,522 of such common shares; and (vi) Barclays Global Investors Australia Limited is beneficial owner and has sole voting and dispositive power with respect to 10,353 of such common shares.

(4) Information regarding beneficial ownership of our common shares by The Vanguard Group, Inc. (Vanguard) is included herein based on a Schedule 13G/A filed with the SEC on February 13, 2009, relating to such shares beneficially owned as of December 31, 2008. Such report provides that Vanguard is beneficial owner and has sole dispositive power with respect to 19,477,120 of such common shares. Of the common shares beneficially owned by Vanguard, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, as a result of its serving as investment manager of collective trust accounts, directs the voting of 310,513 of such common shares.

(5) Information regarding beneficial ownership of our common shares by entities related to Cohen & Steers, Inc. is included herein based on a Schedule 13G filed with the SEC on February 17, 2009, relating to such shares beneficially owned as of December 31, 2008. Such report provides that: (i) Cohen & Steers Capital Management, Inc. is beneficial owner and has sole dispositive power with respect to 14,754,635 of such common shares and has sole voting power with respect to 13,136,045 of such common shares and (ii) Cohen & Steers Europe S. A. is beneficial owner and has sole dispositive power with respect to 71,190 of such common shares and sole voting power with respect to 53,173 of such common shares.

(6) Information regarding beneficial ownership of our common shares by State Street Bank and Trust, acting in various fiduciary capacities, is included herein based on a Schedule 13G filed with the SEC on February 13, 2009, relating to such shares beneficially owned as of December 31, 2008. State Street Bank and Trust, acting in various fiduciary capacities, is the beneficial owner and has sole power to vote or direct the vote and shared power to dispose or direct the disposition with respect to 14,636,060 of such common shares.

The following table shows the number of our common shares beneficially owned, as of March 23, 2009, by: (i) our chief executive officer (ii) our chief financial officer; (iii) our other named executive officers currently employed by us; (iv) each of our trustees; and (v) our trustees and all of our executive officers as a group which includes one other executive officer at March 23, 2009 who is not a named executive officer.

	Shares Beneficially Owned
		Shares That May
	Shares Owned as	Be Acquired by
	of March 23,	May 23,	Total Beneficial
Name(1)	2009(2)	2009(3)	Ownership	% of Shares
Named Executive Officers:
Walter C. Rakowich(4)	326,268	434,505	760,773	(5)
Ted R. Antenucci	17,093	87,938	105,031	(5)
William E. Sullivan	8,814	15,904	24,718	(5)
Edward S. Nekritz	60,899	160,273	221,172	(5)
Trustees:
Stephen L. Feinberg(6)	174,760	22,020	196,780	(5)
George L. Fotiades	27,465	10,000	37,465	(5)
Christine N. Garvey	15,592	10,000	25,592	(5)
Lawrence V. Jackson	—	—	—	(5)
Donald P. Jacobs	8,677	32,020	40,697	(5)
D. Michael Steuert	—	10,000	10,000	(5)
J. André Teixeira	19,264	15,276	34,540	(5)
William D. Zollars	—	10,000	10,000	(5)
Andrea M. Zulberti	1,000	10,000	11,000	(5)

All trustees and executive officers as a group (14 total)	679,549	860,859	1,540,408	0.6%

(1) The principal address of each person is: c/o ProLogis, 4545 Airport Way, Denver, Colorado 80239.

(2) This column includes common shares owned directly or indirectly, through contract, arrangement, understanding, or relationship, including vested common shares owned through our 401(k) Plan. Unless indicated otherwise, all interests are owned directly, and the indicated person has sole voting and investment power.

(3) This column includes common shares that may be acquired within 60 days through the exercise of vested, non-voting options to purchase our common shares and through scheduled vesting of restricted share units and associated dividend equivalent units. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and investment power upon receipt.

This column does not include vested, non-voting equity awards or other common shares, receipt of which has been deferred at the election of the executive officer or the trustee, as these awards cannot be distributed within 60 days. Our executive officers have not deferred any such equity awards as of March 23, 2009. The total number of vested, non-voting equity awards or other common shares not included for each trustee is (consisting of deferred share units and associated accrued dividend equivalent units and common shares deferred under the trustees’ deferred fee plan (see “Compensation Matters — Trustee Compensation for Fiscal Year 2008”):

•	Mr. Feinberg	34,212
•	Mr. Fotiades	21,687
•	Ms. Garvey	3,597
•	Mr. Jackson	4,038
•	Mr. Jacobs	31,933
•	Mr. Steuert	16,980
•	Mr. Teixeira	6,931
•	Mr. Zollars	18,676
•	Ms. Zulberti	10,929

(4) The common shares beneficially owned by Mr. Rakowich include: (i) 59,748 common shares held in a trust for Mr. Rakowich’s family of which Mr. Rakowich is a trustee and a beneficiary; (ii) 872 common shares owned by Mr. Rakowich’s children; (iii) 504 common shares held in a trust in which Mr. Rakowich is trustee and for which he disclaims beneficial ownership; and (iv) 549 common shares held in a trust for Mr. Rakowich’s family for which he disclaims beneficial ownership.

(5) The percent is less than 1% of the total common shares outstanding.

(6) The common shares beneficially owned by Mr. Feinberg include: (i) 50,000 common shares owned by Dorsar Partners, LP of which Mr. Feinberg may be deemed to share voting and investment power; (ii) 40,000 common shares owned by Dorsar Investment Company of which Mr. Feinberg may be deemed to share voting and investment power; and (iii) 12,000 common shares in two trusts, one in which Mr. Feinberg is a beneficiary and one in which he is trustee and a relative is the beneficiary. Mr. Feinberg has pledged 174,760 of the common shares beneficially owned by him as security.

•  Certain Relationships and Related Transactions

Related Parties Transaction Policy.  We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our shareholders. Related parties may include our trustees, executives, significant shareholders, and immediate family members and affiliates of such persons.

Several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, including the following:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the company;

•	employees shall not hold financial interests that conflict with or leave the appearance of conflicting with the performance of their assigned duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

Our code may be amended, modified, or waived by our board or the board governance and nomination committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE. We have never waived the application of our code and have no intention to do so.

In addition, our declaration of trust provides that any transaction between the company and any trustee or any affiliates of any trustee must be approved by a majority of the trustees not interested in the transaction. Also, our written governance guidelines state that one of the primary responsibilities of our board is to review the adequacy of the company’s systems for safeguarding the company’s assets.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with trustees or their affiliates, our trustees would consider all relevant facts and circumstances in considering any such waiver or review and approval, including:

•	whether the transaction is in, or not inconsistent with, the best interests of the company and its shareholders;

•	the terms of the transaction and the terms of similar transactions available to unrelated parties or employees generally;

•	the availability of other sources for comparable products or services;

•	the benefits to the company;

•	the impact on the trustee’s independence, if the transaction is with a trustee or an affiliate of a trustee; and

•	the possibility that the transaction may raise questions about the company’s honesty, impartiality, or reputation.

COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides our shareholders with the material information necessary to understand our compensation policies and practices, particularly the decisions that were made with respect to the 2008 compensation of our named executive officers. Our named executive officers for 2008 are: Walter C. Rakowich, chief executive officer since November 10, 2008 (previously he was president and chief operating officer), Ted R. Antenucci, president and chief investment officer, William E. Sullivan, chief financial officer, Edward S. Nekritz, general counsel, secretary, and head of global strategic risk management, and Jeffrey H. Schwartz, our chief executive officer until his resignation from that position on November 10, 2008.

•  Executive Officer Compensation Philosophy

Our compensation philosophy is to provide the level of total compensation necessary to attract, retain, and motivate highly competent executives upon whose judgment, initiative, leadership, and continued efforts our success depends. Inherent with this philosophy is the reinforcement of strategic performance objectives through the use of incentive compensation programs, including both cash and equity components. We believe that the interests of our executives and our shareholders should be aligned through compensation structures that, we believe, promote the sharing of rewards and risks of strategic decision-making. We seek to provide our executives with a compensation program that is equitable and internally consistent, as well as being competitive with the market. Further, we believe our compensation programs should encourage executives to make long-term career commitments to us and our shareholders.

Our compensation committee oversees our executive compensation programs and reviews and recommends all executive officer compensation programs and policies. Considerations given by the compensation committee in recommending individual compensation levels for our executives include:

•	the nature and scope of each executive officer’s responsibilities;

•	the specific skills and talents of each executive;

•	the effectiveness of each individual executive officer and such officers as a group in promoting the long-term interests of our shareholders;

•	the success of the executive officer within his or her primary areas of responsibility; and

•	the executive officer’s demonstrated focus on promoting integrity, leadership, and positive management behavior within the company.

Our compensation committee also evaluates the effectiveness of our executive officer compensation programs on an ongoing basis, generally with respect to our ability to hire, retain, and motivate key employees, as well as through our ability to create long-term shareholder value.

Our executive compensation program, in addition to a cash component includes equity awards under the ProLogis 2006 Long-Term Incentive Plan, which our shareholders approved in 2006. Each component is discussed in greater detail below with respect to awards for 2008, along with other arrangements used to reward, create incentives for, and retain our executive officers during 2008.

•  Compensation Elements for Executive Officers

The basic elements of our compensation approach are:

Base Salary and Cash Bonus.  An executive’s annual salary provides a basic level of fixed compensation and is paid for ongoing individual performance throughout the year. We generally pay a base salary that is at mid-market levels for similarly situated executives, as confirmed by our independent compensation consultant Frederic W. Cook & Co., Inc. In addition, we provide our executives the opportunity to earn an annual cash bonus. Cash bonus levels are also generally targeted at mid-market levels, however, the actual cash bonuses are ultimately determined by the compensation committee based on its judgment of a variety of relevant factors as described below in “— How Executive Compensation Levels are Determined.”

Equity Awards.  Equity incentive compensation is awarded annually to our executives, traditionally at the end of the applicable year. However, as discussed below, the equity awards for 2008 were not made until February 2009. In connection with the hiring of new executive officers, we may grant equity awards at other times in the year in order to attract the executive to the company. In addition, we occasionally issue equity awards earlier in the year in order to reward individual performance or, in special circumstances, to retain the services of an executive considered vital to our future success. Equity awards are also generally targeted at mid-market levels for similarly situated executives, as confirmed by our independent compensation consultant, however, the actual equity awards are ultimately determined by the compensation committee based on its judgment of a variety of relevant factors as described below in “— How Executive Compensation Levels are Determined.” For the last several years, the allocation of annual equity incentive compensation between restricted share units, performance-based awards, and share options has generally been approximately one-third each based on the compensation committee’s belief that this mix promotes the objectives of long-term shareholder value creation and executive officer retention. However, as discussed below, the compensation committee made changes to this mix for 2008 as a result of changes in our overall business strategy. Specific discussion of the equity awards issued for 2008 is included under “— How Executive Compensation Levels are Determined.”

•	Restricted Share Units (RSUs). Executive officers and other key employees are eligible for RSU grants. Each unit is equal to one common share, and the awards have generally vested ratably over four years. In connection with awards to certain executives associated with either their hiring or retention, we have granted RSUs that vest over longer periods or that will all vest at a specified future date. RSUs provide an incentive to achieve long-range goals consistent with the interests of our shareholders and create and maintain shareholder value. RSUs also encourage continued service because unvested RSUs are generally forfeited if the executive’s or employee’s service with the company is terminated, other than in cases of an executive’s or employee’s retirement and in certain other situations as discussed under “— Potential Payments Upon Termination or Change in Control.” Dividend equivalent units (DEUs) are awarded with RSUs and vest under the same criteria as the underlying RSU. DEUs are earned on December 31st of each year that the award is outstanding. DEUs are awarded in the form of common shares at the rate of one common share per DEU. DEUs are accrued based on our annual common share distribution rate and generally are earned and/or vest under the same terms as the underlying award. We did not grant any RSUs to executive officers for 2008 when the annual equity awards were made in February 2009.

•	Performance-based Awards. We have also granted long-term equity incentive compensation that is performance-based, generally performance share awards (PSAs) or contingent performance shares (CPSs), to executive officers and other key employees. We believe that performance-based awards, like share options and RSUs, promote a close alignment of longer-term interests between executive officers and shareholders by compensating executive officers based on their individual performance and on the company’s performance. Further, we believe that the vesting provisions associated with these awards encourage continued service. For 2008, the performance-based awards granted were in the form of PSAs. For 2005, 2006, and 2007, the performance-based awards granted were in the form of CPSs.

— PSAs granted for 2008.  Granted to named executive officers and other key employees who can earn between 50% and 150% of their targeted award based on the achievement of a mix of: (i) numerical and qualitative performance objectives based upon company performance goals and objectives set by the compensation committee and (ii) individual performance objectives over the one-year performance period ending on December 31, 2009. Once earned, the PSAs will vest ratably on December 31, 2009, 2010, and 2011, generally should the executive be in our employ on such dates. DEUs were awarded with the PSAs and can be earned from the date of grant through the vesting period, based on the actual amount of PSAs awarded at the end of the performance period, and will vest under the same criteria as the underlying PSAs. The 2009 company goals and objectives are to: (i) de-leverage the balance sheet by $2 billion from September 30, 2008 through December 31, 2009; (ii) de-risk the balance sheet through renegotiation of our global line of credit, and other actions with respect to 2009 corporate and property fund debt maturities; (iii) reduce risk in our operating portfolio through increased leasing of the core portfolio, increased leasing of the development pipeline and/or reduction in the size of the development pipeline, and reduced business expenditures (land/turnover costs/capital expenditures and general and administrative costs); (iv) achieve certain goals with respect to certain of our joint venture and property fund investments; and (v) reorganize senior management, including compensation structure, responsibilities, and accountability.

— CPSs granted in 2005, 2006, and 2007.  Granted to named executive officers and other key employees who can earn between 0% and 200% of their targeted award based on the company’s total shareholder return compared to the total shareholder return of the fifty largest (by market capitalization) equity real estate investment trusts listed in the National Association of Real Estate Investment Trusts’ published index as of the beginning of the three-year performance period that began on January 1st of the year following the award. With respect to the CPS grants, total shareholder return includes share price change plus cash dividends, with the assumption that all dividends are immediately reinvested in our common shares (as calculated using data available on Bloomberg). DEUs were awarded with the CPSs and are earned under the same criteria as the underlying CPSs. We have also granted CPSs to certain executives associated with their hiring or retention, such awards have varying performance periods.

As of December 31, 2008, the following companies comprised this group: Alexandria Real Estate Equities, Inc., AMB Property Corporation, Apartment Investment and Management Company, Archstone-Smith Trust, AvalonBay Communities, Inc., Boston Properties, Inc., BRE Properties, Inc., Camden Property Trust, CBL & Associates Properties, Inc., Colonial Properties Trust, Cousins Properties Incorporated, Crescent Real Estate Equities Company, Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Office Properties Trust, Equity Residential, Essex Property Trust, Inc., Federal Realty Investment Trust, First Industrial Realty Trust, Inc., General Growth Properties, Inc., HCP, Inc., Health Care REIT, Inc., Hospitality Properties Trust, Host Hotels & Resorts, Inc., HRPT Properties Trust, Kilroy Realty Corporation, Kimco Realty Corporation, LaSalle Hotel Properties, Liberty Property Trust, The Macerich Company, Mack-Cali Realty Corporation, The Mills Corporation, New Plan Excel Realty Trust, Inc., Pan Pacific Retail Properties, Inc., Pennsylvania Real Estate Investment Trust, Plum Creek Timber Company, Inc., ProLogis, Public Storage, Rayonier, Reckson Associates Realty Corp., Regency Centers Corporation, Simon Property Group, Inc., SL Green Realty Corp., Sovran Self Storage, Inc., Taubman Centers, Inc., Trizec Properties, Inc., UDR, Inc., Ventas, Inc., Vornado Realty Trust, and Weingarten Realty Investors. Certain companies in the originally identified group of comparison companies no longer have publicly traded equity securities. For purposes of the return calculation, we used the actual performance of each of these companies up to the date that was sixty days prior to the first public announcement that such company would be involved in a transaction pursuant to which it would cease to have publicly traded equity securities and, from that date to the end of the performance period, we used the mean performance of the other companies remaining in the group. The companies for which this adjustment was necessary are: Archstone-Smith Trust, Crescent Real Estate Equities Company, Equity Office Properties Trust, The Mills Corporation, New Plan Excel Realty Trust Inc., Pan Pacific Retail Properties, Inc., Reckson Associates Realty Corp., and Trizec Properties, Inc.

— Contingent performance units granted to Mr. Schwartz in 2008.  Granted to Mr. Schwartz in March 2008 under his employment agreement. These awards, in keeping with the compensation’s philosophy of aligning the interests of our executives and shareholders and promoting the sharing of rewards and risks of strategic decision-making, could be earned by Mr. Schwartz based on company performance as measured by the company’s Total Shareholder Return (TSR) during a performance period beginning on March 14, 2008 and ending on December 31, 2012. TSR is defined in the agreement as the compound annualized internal rate of return on a constant holding of our common shares during the performance period based on the sum of all dividends paid to shareholders during the performance period as if reinvested in additional common shares on the dividend payment date and the increase or decrease in the average closing common share prices on the 20 trading days immediately preceding the end of the performance period above or below the closing common share price at the commencement of the performance period. Two awards (200,000 award and 100,000 award) were made with differing amounts that could be earned dependent on the TSR. DEUs could be earned on the 100,000 award under certain parameters. These awards were not earned when Mr. Schwartz’s employment with us ended and were cancelled effective December 8, 2008.

•	Share Options. Options to purchase our common shares have been an effective incentive for executive officers and other key employees in performance and retention, and they promote a close alignment of interests between executives and shareholders. The executive or employee benefits only when our common share price rises and, generally, if the executive remains employed during the vesting period. Generally, our share options have vested ratably over four years. The share options are granted with an exercise price equal to the closing price of our common shares on the grant date. The exercise price for any outstanding share option may not be decreased after the date of grant except for reductions approved by our shareholders or if there is an overall adjustment to our outstanding shares, such as occurs with a stock split. No share options were awarded as part of the 2008 annual equity award grants in February 2009 as options are tied only to our share price appreciation. Rather, the compensation committee granted PSAs, which it believes more appropriately support the change in the company’s business strategy because PSAs reward specific financial and strategic performance at both the company and individual levels, while still aligning the interests of management with those of shareholders, since the ultimate award is in the form of common shares.

Other types of executive officer compensation and related arrangements consist of:

•	Nonqualified Savings Plan (NSP) and Other Deferrals. The NSP is a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended (Code) that provides executives and certain other employees with a tax advantaged opportunity to save money to meet their retirement income needs. The NSP works in tandem with our 401(k) Plan by allowing participants to defer the receipt and income taxation of a portion of their compensation in excess of the amount permitted under our 401(k) Plan. Deferrals to the NSP and the earnings on the deferrals are not subject to federal income taxes until distribution. In general, funds deferred under the NSP become available to the participant upon his or her termination of employment. The value of a participant’s account under the NSP is determined by the performance of an array of hypothetical investment funds that mirror the investment funds available to participants in our 401(k) Plan. In connection with the merger with Catellus in 2005, we assumed, with respect to former Catellus employees (including Mr. Antenucci), the nonqualified deferred compensation plan in which such employees participated before the merger. In addition, certain executives may defer the receipt of their share awards (RSUs, CPSs, PSAs, and DEUs) and defer their cash bonus into common shares issued under our 2006 Long-Term Incentive Plan in accordance with the terms and conditions established under an executive deferred compensation plan approved by the compensation committee. Under the transitional rules of section 409(A) of the Code participants in our NSP and our executive deferred compensation plan were allowed to make a one-time special payment election prior to December 31, 2008 with respect to their balances in the NSP and their deferred share awards. Such election allowed for distribution of all, or a portion, of their previously deferred balances on a specified future date.

•	Change in Control Arrangements. The employment agreements that we have with Mr. Rakowich and Mr. Antenucci include provisions related to a change in control, as did our employment agreement with Mr. Schwartz that was in effect for most of 2008. Also, we have entered into a change in control agreement, or executive protection agreement, with both Mr. Sullivan and Mr. Nekritz. We believe that the change in control provisions of these agreements will, among other things, assure us of the continuity of the executive’s services in the event of a change in control of the company and provide a fair and reasonable severance to executives that are terminated in connection with a change in control. In evaluating the need for, and the structure of, the executive protection agreements and the related provisions of the employment agreements, the compensation committee considered the practices of similar companies in the market for executive talent (as provided by the compensation committee’s independent compensation consultant). The compensation committee concluded that agreements of this type would provide the company a competitive advantage in attracting and retaining highly competent executives — one of the primary goals of the company’s compensation philosophy. These agreements are also intended to serve the interests of our shareholders by: (i) providing for the continuity of the services of the executives during a threatened or actual change in control; (ii) increasing the objectivity of the executives in analyzing a proposed change in control and advising the board of trustees whether such a proposal is in the best interests of the company and its shareholders; (iii) retaining the executive’s best efforts over a change in control transition period and providing an incentive to complete the change in control transaction; and (iv) treating executives fairly by alleviating concerns regarding continued employment. The “double-trigger” (i.e., a change in control and a termination of employment) structure of the change in control payments and the equity vesting acceleration provisions were designed with input from the compensation committee’s independent compensation consultant to be, in the judgment of the compensation committee, fair and reasonable in light of competitive compensation practices and the company’s compensation philosophy. The potential payments under these agreements did not materially affect decisions concerning other compensation elements. In addition, equity awards under our 2006 Long-Term Incentive Plan provide that if a change in control occurs and, subject to certain conditions, the executive is terminated other than for cause or the incentive plan is terminated, all unvested share options become immediately exercisable and other unvested share awards become fully vested. More information concerning the change in control arrangements is provided under “— Potential Payments Upon Termination or Change in Control.”

•	Certain Employment Agreements. In September 2007, we entered into an employment agreement with Mr. Rakowich that was amended and restated in February 2008 to, among other things, retain his services during a transition period leading to his planned retirement in January 2009. The agreement concerns, among other things, compensation payable to Mr. Rakowich. Upon the resignation of Mr. Schwartz and Mr. Rakowich’s promotion to chief executive officer in November 2008, we entered into an amended and restated agreement with Mr. Rakowich to ensure the continuity of his services through 2011.

We originally entered into an employment agreement with Mr. Antenucci in May 2006 in connection with our merger with Catellus, where he had served as president, in order to assure us of the continuity of his services. This agreement has been amended and restated since that time, with the latest agreement effective as of December 31, 2008, to further assure the continuity of his services and to incorporate the impact of applicable tax law changes. The agreement concerns, among other things, compensation payable to Mr. Antenucci.

On March 14, 2008, we entered into an employment agreement with Mr. Schwartz in order to assure us of the continuity of his services. The agreement concerned, among other things, compensation payable to Mr. Schwartz. In November 2008, Mr. Schwartz resigned as our chief executive officer and his agreement was terminated effective December 8, 2008.

The agreements with Messrs. Rakowich, Antenucci, and Schwartz are described in more detail under “— Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table” and under “— Potential Payments Upon Termination or Change in Control.”

•	Other benefits, including perquisites. Our named executive officers participate in benefit plans generally available to all other employees. We also provide certain other benefits to our named executive officers to allow us to be competitive in attracting, retaining, and motivating high-quality, competent executives. Certain of these benefits, which are provided on a limited basis, are deemed to be personal benefits or perquisites, as defined by the SEC. Such benefits include, but are not limited to, an annual health examination, airline club memberships, home office equipment and supplies, reimbursement of personal legal fees incurred in connection with negotiating employment agreements, and certain travel and entertainment expenses generally associated with other business travel or entertainment activities.

In connection with the promotion of Mr. Schwartz to chief executive officer in 2005 and the hiring of Mr. Sullivan as chief financial officer in 2007, and each of their relocations to our headquarters in Colorado, we agreed, consistent with our relocation policy, to provide certain assistance in connection with their moves and the sale of their respective homes. These arrangements were entered into in order to encourage such officers to continue or accept employment with us, to facilitate their moves to Colorado, and to allow them to be more immediately effective in their roles with us. These benefits are described in more detail in the footnotes to the summary compensation table.

•	Share Ownership Guidelines. Ownership of our common shares promotes a close alignment of longer-term interests between our management and our shareholders. Therefore, our board adopted ownership guidelines, computed based on the market value of our common shares that apply to our trustees and certain executive and other key employees, including all of the named executive officers, as follows:

— Section 1:  for trustees, ownership of five times the annual board retainer ($250,000 for 2008);

—	Section 2: ownership of five times base salary for the chief executive officer and three times base salary for certain other officers, including the other named executive officers, and a requirement that, upon exercise of share options by and distributions of equity awards to the officers, shares must be retained until such time as the ownership guidelines have been met, and common shares must be held at a level to ensure continuing compliance with the guidelines.

—	Section 3: hedging policy prohibiting our trustees and named executive officers from hedging the economic risk associated with common shares held in compliance with our share ownership guidelines.

Trustees and named executive officers have a three-year period to comply with the guidelines, based upon the date they become subject to the guidelines.

In December 2008, in light of current global economic conditions and recent market prices of our common shares, the board suspended the requirement to comply with sections 1 and 2 of the share ownership guidelines until further action is taken by the board.

•	Recoupment Policy. Our board has adopted a recoupment policy which provides that, in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken of performance-based compensation awarded to executive and certain other officers that was attributable to our financial performance during the time periods restated. The board will determine whether the restated results would have resulted in the same performance-based compensation for such officers. If not, the board will consider: (i) whether the restatement was the result of error or misconduct; (ii) the amount of additional compensation paid to the relevant officers as a result of the previously issued financial statements; (iii) the best interests of the company in the circumstances; and (iv) any other relevant facts or circumstances the board deems appropriate for consideration. If the board determines that an executive or other officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the board will pursue all reasonable legal remedies to recover or cancel such performance-based compensation. The policy further provides that if the board learns of any misconduct by an executive officer or certain other officers that caused the restatement, the board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the board could include dismissal, legal action for breach of fiduciary duty, or such other action to enforce the executive’s or other officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the board may take into account punishments imposed by third parties and the board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties. Mr. Rakowich’s employment agreement also contains provisions with respect to recovery of amounts earned by him to the extent that the amount earned was based on satisfaction of goals and objectives that were impacted by a financial statement restatement or modification. See further discussion of Mr. Rakowich’s employment agreement under “— Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table.”

•  How Executive Compensation Levels are Determined

The compensation committee is responsible for, among other things, reviewing the performance of our chief executive officer and recommending to the board the compensation of our executive officers.

In determining the compensation payable to our executive officers, the compensation committee subjectively evaluates all factors that it deems material to the determination and relies on its judgment to determine the amount and the mix of compensation that it believes are appropriate in light of such evaluation and the company’s compensation philosophy that is discussed under “— Executive Officer Compensation Philosophy.” The material factors considered for 2008, as described in more detail in this section, included company financial and operating performance, individual performance, the compensation practices of certain comparison companies, the competitive review of our compensation program for our executive officers prepared by the compensation committee’s independent compensation consultant, and our chief executive officer’s recommendations concerning compensation (excluding his own compensation). Furthermore, the compensation committee considered the amount and mix of compensation payable to the company’s other executives when it determined appropriate compensation for a specific individual. These factors were considered as a whole without specific weighting of individual factors. The compensation committee did not rely on the achievement of specific performance targets or on formulas (other than for CPS award payouts) in determining compensation, although the compensation committee: (i) considered mid-market compensation levels for similarly situated executives as a frame of reference for its analysis, as confirmed by its independent compensation consultant; (ii) generally believes that base salaries should be paid at mid-market levels; and (iii) generally believes that a larger portion of total compensation should consist of long-term equity incentive compensation as an executive’s level of responsibility increases because this compensation mix promotes a closer alignment of long-term interests between executive officers and shareholders. In addition, some elements of the compensation of Messrs. Rakowich, Antenucci, and Schwartz for 2008 were affected by the terms of their respective employment agreements.

2008 Compensation Decisions

Traditionally, our compensation committee makes recommendations on base salary and target bonus levels for the upcoming year, along with the final cash bonus awards and equity awards for the current year, at its December meeting because performance factors relevant to their decision-making are generally known at that time.

Individual base salary levels for 2008 for the named executive officers were set in December 2007 and were effective beginning in January 2008. Also in December 2007, a target level was set for the named executive officer’s 2008 cash bonus. In making the decisions with respect to the 2008 target bonus levels for the named executive officers, significant financial and operating achievements during 2007 were considered by the compensation committee including, but not limited to: (i) increases in funds from operations, assets owned, managed, and under development, and same-store net operating income; (ii) leasing and development start levels; (iii) the formation of three new property funds and the repositioning of another fund; (iv) significant acquisitions in Europe and Japan; and (v) capital raised through placement of convertible notes.

We, like most companies, were impacted by the pervasive and fundamental disruptions of the global financial markets, primarily beginning late in the third quarter of 2008. While our operating fundamentals (same-store net operating income, leasing activity, customer retention, etc.) for 2008 were essentially flat when compared to prior year levels, we did recognize significant impairments with respect to certain of our real estate and other assets in 2008. Further, our common share price declined significantly during the latter part of 2008. As the global credit crisis worsened in the fourth quarter, we had to modify our business strategy. As such, we halted most of our new development and acquisition activities in order to focus on our core business of owning and managing industrial properties. The narrowing of our focus was necessary to allow management to take the necessary steps toward reducing our debt and enhancing our liquidity and cash flow. In addition, Mr. Schwartz resigned as our chief executive officer in November 2008, and Mr. Rakowich was subsequently appointed.

To entice Mr. Rakowich to accept this position, he was granted equity awards (RSUs and share options) with an aggregate fair value at issuance of $4,615,000. These awards vest in annual 25% increments beginning on December 31, 2008. The vesting provisions provided incentive for Mr. Rakowich to rescind his planned retirement and accept the new position, as well as provide future incentives for him to remain in our employ. Due to the uncertainties that accompany a change in chief executive officer, our board believed that continuity at the executive management level was vital to reposition the company under its new business strategy. Specifically, the compensation committee believed that, due to the steps that would be necessary in 2009 to reduce our debt and enhance our liquidity and cash flow, continuity within the financial management of the company was necessary. Accordingly, the board granted equity awards (RSUs and share options) to Mr. Sullivan, our chief financial officer, with an aggregate fair value of $3,461,250. The board also granted equity awards (RSUs and share options) with an aggregate fair value of $2,307,500 to both Mr. Antenucci and Mr. Nekritz. The awards to Messrs. Sullivan, Antenucci, and Nekritz vest ratably over a four-year period, ending in November 2012, thus providing the necessary incentives to these executives to remain in our employ. See “— Grants of Plan-Based Awards in Fiscal Year 2008.”

The board offered Mr. Rakowich substantially the same annual compensation package that had been included in Mr. Schwartz’s employment agreement entered into in March 2008, with the primary difference being that Mr. Rakowich was issued RSUs and share options in November 2008 in lieu of the contingent performance unit awards contained in Mr. Schwartz’s agreement. See further discussion of Mr. Rakowich’s employment agreement at “— Grants of Plan-Based Awards in Fiscal Year 2008 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table.”

In light of the change in business strategy, the change in our executive management team, and uncertainties with respect to pending transactions and potential impairment levels, the compensation committee postponed its considerations of most compensation matters to February 2009 to ensure that more current information with respect to company performance (both for 2008 and the future) was available. As in previous years, the compensation committee retained the independent compensation consultant Frederic W. Cook & Co., Inc. to assist the committee in assessing our compensation programs for our executive officers, including the named executive officers. For consideration by the compensation committee, the compensation consultant conducted a comprehensive competitive review of the compensation program for these officers, in terms of both structure and magnitude. Comparisons were made against a group of public real estate investment trusts that compete with us for investor capital, business, and executive talent (including the services of our named executive officers). Our compensation committee regularly evaluates the appropriate companies to include in the comparison group as our business evolves and the competition for talent changes. In addition, the compensation consultant prepared an analysis of our financial performance (including financial data such as revenues, net income, employees, market capitalization, and one- and three-year total shareholder returns) on a stand-alone basis and as compared with the group of companies used by the compensation committee in setting compensation awards and policies. The comparison group companies consisted of AMB Property Corporation, Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Residential, Host Hotels & Resorts Inc., Kimco Realty Corporation, The Macerich Company, Plum Creek Timber Company, Inc., Simon Property Group, Inc., and Vornado Realty Trust.

In the competitive review, the total compensation of our named executive officers was compared with the total compensation of similar positions in this comparison group. Such comparison group information was publicly available with respect to all comparison companies only with respect to the chief executive officer position. Comparison group information was publicly available to our compensation consultant with respect to eight companies for the position of chief investment officer, 11 companies for the position of chief financial officer, and six companies for the position of general counsel. The competitive review also analyzed other aspects of competitive compensation practices including: (i) executive and non-employee trustee/director stock ownership guidelines; (ii) competitive levels of carried-interest ownership among executives; (iii) long-term incentive grant type, prevalence, and mix; (iv) prevalence of special benefits and perquisites; (v) aggregate potential share dilution; (vi) aggregate annual share usage; and (vii) aggregate annual shareholder value transfer (the aggregate annual grant value of long-term incentives as a percentage of market capitalization) from long-term incentive compensation programs. The comparisons and related reports prepared by the compensation consultant constituted a portion of the factors evaluated by the compensation committee but were not solely determinative of any compensation decisions. The compensation committee does not specifically target any compensation amounts payable to our named executive officers to the compensation practices of the comparison group companies, except, in general, for salary. The compensation consultant’s comparisons and related reports provided the competitive information for similarly situated executives at the comparison group companies that the compensation committee used as a frame of reference for its analysis as well as the salary data that the committee considered in determining salary levels. The compensation committee also considered the compensation plans of other real estate companies, in light of current economic conditions, to the extent such information was available.

In addition, the compensation committee reviewed and discussed our chief executive officer’s recommendations concerning compensation (excluding his own compensation) and his opinions concerning the performance of the company and our executive and senior officers (excluding his own performance). Our chief executive officer attended the meetings of the compensation committee at which compensation matters (excluding his own compensation) were discussed. He also reviewed the report prepared by the independent compensation consultant retained by the compensation committee and had the ability to discuss such report with both the consultant and the committee. Our chief executive officer’s compensation recommendations and performance opinions were among the factors considered by the compensation committee in determining the amount and mix of compensation, but were not solely determinative of any compensation decisions.

After reviewing and discussing the consultant’s findings and the other factors described above, the compensation committee prepared compensation recommendations for each executive officer and other senior officers and concluded that our executive compensation packages are competitive and consistent with our compensation philosophy. Our board subsequently reviewed and discussed those compensation recommendations and approved the compensation payable to each named executive officer for 2008 as follows:

•	Previously determined salary levels for 2008 for the named executive officers were not changed, and Mr. Rakowich’s salary did not increase in 2008 as a result of his promotion to chief executive officer in November 2008. The compensation committee recommended that the named executive officers’ 2009 base salaries and target levels for cash bonuses remain the same as the 2008 levels, consistent with the company-wide policy for 2009. However, Mr. Rakowich’s 2009 base salary and target bonus were increased as provided in his employment agreement and consistent with his promotion to chief executive officer.

•	Actual cash bonuses for 2008, payable in February 2009, were awarded at less than 100% of the original target levels (company-wide cash bonuses were generally between 75% and 80% of the original target levels). Mr. Rakowich’s employment agreement specified an annual bonus award amount of $840,000 which was determined at the time that Mr. Rakowich had announced his retirement at the end of 2008. In light of current economic conditions and other factors described in this section, Mr. Rakowich agreed to a cash bonus award for 2008 of 50% of the amount required by his agreement. Mr. Antenucci’s cash bonus for 2008 was 80% of the original target level, the minimum amount payable under his employment agreement. Mr. Sullivan and Mr. Nekritz received cash bonus awards for 2008 at 50% of their respective original target levels. Bonus awards were adjusted in light of current economic conditions and other factors described in this section. As part of his separation agreement, Mr. Schwartz was paid a cash bonus for 2008 at 80% of his original target level which, at the time of his resignation in November 2008, was representative of the levels being considered by the compensation committee with respect to the target bonus recommendations for all named executive officers and other key employees for 2008.

In considering the cash bonus awards for 2008, the compensation committee considered subjectively the various factors described in this analysis, as well as a range of potential payouts. In their discussions in December 2008, the compensation committee considered possible bonus payouts, including awarding no discretionary bonuses for 2008, due to the significant decline in the market price of our common shares in late 2008. However, in December 2008 there were transactions pending, including the sale of significant portions of our operations in Asia and debt refinancings, that would positively impact our liquidity and cash flow in early 2009 and reposition us under our new business strategy. When the compensation committee met in February 2009, the positive outcomes of certain of these transactions were considered and, at that time, the committee made their bonus awards for 2008. The compensation committee believes that the reductions in the bonus awards, as compared to target levels and prior year levels, recognize the company’s financial performance and the negative performance of our common shares in 2008. However, the compensation committee believes that payment of some portion of the target bonus (as opposed to paying no discretionary bonus) for 2008 appropriately rewards the actions taken by our executive management in late 2008 to enhance our liquidity and cash flow and reposition us under our new business strategy for 2009.

•	Equity awards for 2008 were granted in February 2009 to Messrs. Rakowich, Antenucci, Sullivan, and Nekritz. These awards consisted entirely of PSAs, in keeping with the compensation committee’s philosophy of aligning the interests of our executives and shareholders and promoting the sharing of rewards and risks of strategic decision-making. While the employment agreements with both Mr. Rakowich and Mr. Antenucci required minimum annual equity awards for 2008 ($3,500,000 for Mr. Rakowich and $1,200,000 for Mr. Antenucci, see “— Grants of Plan-Based Awards in Fiscal Year 2008 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table”), each informed the compensation committee that they would waive the minimum requirement for 2008. The compensation committee then granted PSAs for 2008 in the following amounts, (based on a value of $6.90 per share, which was the closing price of our common shares on March 23, 2009, the day the performance goals were communicated to the executives): Mr. Rakowich (200,000 shares at $1,380,000 value), Mr. Antenucci (100,000 shares at $690,000 value), Mr. Sullivan (63,000 shares at $434,700 value), and Mr. Nekritz (31,500 shares at $217,350 value). After the awards were granted, Mr. Rakowich informed the compensation committee that he would not accept his PSA award for 2008.

The PSAs granted for 2008 can be earned on December 31, 2009, based on both numerical and qualitative goals for both the company and the individual as discussed under “— Compensation Elements for Executive Officers.” Based on the performance relative to these goals, the named executive officer may earn between 50% and 150% of the PSAs granted. Once earned, the PSAs will vest ratably on December 31, 2009, 2010, and 2011, generally should the executive be in our employ on such dates. DEUs were awarded with the PSAs and can be earned from the date of grant through the vesting period, based on the actual amount of PSAs awarded at the end of the performance period, and will vest under the same criteria as the underlying PSAs.

For the past several years, our annual equity awards to the named executive officers were a mix of share options, RSUs, and performance-based awards in equal thirds. In making the awards for 2008, the compensation committee changed the types and mix of the equity awards to: (i) grants of all PSAs to named executive officers and other key employees and (ii) grants of all RSUs (with a three-year vesting period) to certain other eligible employees. No share options or CPSs were awarded as these types of awards are tied only to our market performance (share price appreciation in the case of share options and relative total shareholder return in the case of CPSs). The compensation committee believes that PSAs more appropriately support the change in the company’s business strategy because PSAs reward specific financial and strategic performance at both the company and individual levels, while still aligning the interests of management with those of shareholders, since the ultimate award is in the form of common shares. The inclusion of individual performance goals was deemed necessary as actions required to reposition the company under the new business strategy could be dilutive to earnings in the near term. The compensation committee was also somewhat constrained in the number of authorized shares available under the 2006 Long-Term Incentive Plan due to previous share issuances under the plan and the lower market price of our common shares. PSAs and RSUs were chosen because they require fewer shares to deliver equivalent target compensation opportunity than share options. The compensation committee awarded each of the named executive officers a target level of PSAs that approximated the number of shares included in their equity awards for previous years, recognizing that the fair value of the 2008 awards was significantly below the previous year’s fair value due to the decline in our common share price.

•	Equity awards for 2008 in the form of contingent performance units were granted to Mr. Schwartz in March 2008 in association with his employment agreement. These awards were tied to specific company performance measured by TSR, as defined in the agreement, over a performance period ending on December 12, 2012 and were granted in keeping with the compensation committee’s philosophy of aligning the interests of our executives and shareholders and promoting the sharing of rewards and risks of strategic decision-making. These awards were not earned when Mr. Schwartz’s employment with us ended and were cancelled effective December 8, 2008.

COMPENSATION COMMITTEE REPORT

We, the members of the management development and compensation committee of the board of trustees of ProLogis, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the board of trustees that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Management Development and Compensation Committee:

Donald P. Jacobs (Chair)
Stephen L. Feinberg
William D. Zollars
Andrea M. Zulberti

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008*

								All
Name and				Stock		Option		Other
Principal		Salary(1)	Bonus(1)	Awards(2)		Awards(2)		Compensation(3)	Total
Position	Year	($)	($)	($)		($)		($)	($)
(a)	(b)	(c)	(d)	(e)		(f)		(i)	(j)
Walter C. Rakowich**	2008	$630,000	$420,000	$9,883,376	**	$2,325,461	**	$47,368	$13,306,205	**
Chief Executive Officer	2007	$630,000	$1,344,000	$2,246,963		$664,661		$26,375	$4,911,999
	2006	$600,000	$1,200,000	$1,682,887		$520,742		$10,632	$4,014,261
Ted R. Antenucci	2008	$630,000	$696,000	$4,453,874		$362,805		$20,699	$6,163,378
President and Chief	2007	$600,000	$1,320,000	$3,786,355		$238,241		$82,436	$6,027,032
Investment Officer	2006	$552,346	$1,200,000	$2,012,968		$138,247		$136,579	$4,040,140
William E. Sullivan***	2008	$550,000	$300,000	$728,929		$161,852		$231,384	$1,972,165
Chief Financial Officer	2007	$375,000	$800,000	$174,992		$—		$162,452	$1,512,444
Edward S. Nekritz	2008	$500,000	$200,000	$685,748		$201,332		$16,217	$1,603,297
General Counsel, Secretary,	2007	$400,000	$450,000	$570,136		$136,403		$14,090	$1,570,629
and Head of Global Strategic Risk Management	2006	$350,000	$225,000	$574,541		$104,918		$9,245	$1,263,704
Jeffrey H. Schwartz****	2008	$987,870	$1,600,000	$(1,442,977	)****	$191,014	****	$13,775,219	$15,111,126
Former Chief Executive	2007	$780,000	$1,872,000	$2,754,135		$1,048,420		$145,526	$6,600,081
Officer	2006	$675,000	$1,350,000	$1,985,950		$630,160		$38,168	$4,679,278

* Columns (g) and (h) have been omitted from this table because they are not applicable.

** Mr. Rakowich was our president and chief operating officer until November 10, 2008 when, upon the resignation of Mr. Schwartz, he was appointed as our chief executive officer. Mr. Rakowich had announced in February 2008 his planned retirement effective January 1, 2009. Under his employment agreement, upon his retirement his unvested equity awards would continue to vest under their original terms as if he remained our employee. Accordingly, in 2008 we were required, under generally accepted accounting principles (Statement of Financial Accounting Standards No. 123(R) (FAS 123(R))), to recognize the remaining expense associated with all of his unvested awards on an accelerated basis such that these awards would be fully expensed as of December 31, 2008. Upon Mr. Rakowich’s appointment as our chief executive officer, his service period was extended past December 31, 2008 and we began to recognize the amount that had not been expensed as of the date of his appointment to chief executive officer on a prospective basis over the remaining original vesting periods. SFAS 123(R) does not allow us to reverse the accelerated expense recognition in 2008. Therefore, the summary compensation table includes $7,123,845 of expense in 2008 for share awards and share options that are not vested to Mr. Rakowich as of December 31, 2008 and that will continue to vest under their original terms in the years 2009, 2010, and 2011. Accordingly, the expense that we present in our summary compensation tables and in our consolidated financial statements will be less by this amount in 2009, 2010, and 2011. Information in the summary compensation table for 2008 for Mr. Rakowich as it would have been reflected had we not recognized the accelerated expense in 2008 under FAS 123R follows.

Adjusted 2008 Compensation for Mr. Rakowich:

			Stock	Option	All Other
	Salary	Bonus	Awards	Awards	Compensation	Total
	(c)	(d)	(e)	(f)	(i)	(j)
As Reported	$630,000	$420,000	$9,883,376	$2,325,461	$47,368	$13,306,205
Reverse accelerated expense	$—	$—	$(5,872,294)	$(1,251,551)	$—	$(7,123,845)

As Adjusted	$630,000	$420,000	$4,011,082	$1,073,910	$47,368	$6,182,360

*** Mr. Sullivan was hired on March 26, 2007.

**** Mr. Schwartz’s employment with us ended effective December 8, 2008. The terms of the agreement with Mr. Schwartz relating to his separation from ProLogis are described under “— Potential Payments Upon Termination or Change in Control.” Under the terms of Mr. Schwartz’s separation agreement, all of his outstanding unvested share options and share awards were either forfeited or cancelled as of December 8, 2008. As a result, the expense associated with the forfeited and/or cancelled awards previously recognized in 2008 was reversed.

(1) The bonuses earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months (e.g., the bonuses earned for 2008 were paid in February 2009). The amounts presented in columns (c) and (d) include the amount, if any, of the named executive officer’s salary and bonus, respectively, for which payment was deferred at their election. The following table presents the amounts in columns (c) and (d) that each of the named executive officers deferred under the 401(k) Plan, the NSP, or other deferral arrangement in 2008, 2007 and 2006. See further discussion under “— Nonqualified Deferred Compensation in Fiscal Year 2008” below.

		401(k) Plan	NSP		Other
		column (c)	column (c)	column (d)	column (d)
Mr. Rakowich	2008	$18,800	$—	$—	$—
	2007	$18,500	$—	$—	$—
	2006	$13,200	$—	$—	$—
Mr. Antenucci	2008	$13,800	$—	$—	$—
	2007	$13,500	$—	$—	$—
	2006	$13,200	$—	$—	$—
Mr. Sullivan	2008	$13,800	$—	$—	$—
	2007	$15,500	$—	$—	$200,000
Mr. Nekritz	2008	$13,800	$—	$—	$—
	2007	$13,500	$100,000	$440,728	$—
	2006	$13,200	$70,000	$67,500	$—
Mr. Schwartz	2008	$13,800	$—	$—	$—
	2007	$13,200	$—	$—	$—
	2006	$13,200	$—	$—	$—

(2) These amounts represent the compensation expense that we recognized in 2008, 2007, and 2006 for accounting purposes associated with each of the named executive officer’s outstanding PSAs (in 2007 and 2006), CPSs, and RSUs (column (e)) and share options (column (f)). Information on how the awards are valued for purposes of computing our accounting expense is included in the narrative discussion that follows the next table.

Under FAS 123(R), the expense that we recognize over the performance period is based on the fair value of the target level of CPSs as of the grant date with no provision to later adjust the amount expensed based on the performance period results and the actual amounts earned. The CPSs granted in December 2005 were valued at $52.77 per share and this value was expensed in 2008, 2007, and 2006 and is reflected in column (e), Stock Awards. This presentation does not reflect the actual value that the named executive officer realized upon receipt of those awards after the performance period ended on December 31, 2008. Based on actual performance over the performance period, the December 2005 CPSs were issued in 2009 at 17.5% of the original target number. Additionally, our common share price at December 31, 2008 was $13.89 per share. The amount that is presented as expense in the summary compensation table over the years 2008, 2007, and 2006 with respect to the December 2005 CPSs that is in excess of the value of the named executive officers’ actual award valued at December 31, 2008 is:

 — Mr. Rakowich: $733,303
 — Mr. Antenucci: $805,444
 — Mr. Nekritz: $193,570

Mr. Sullivan was not employed by us in December 2005 and did not receive a CPS grant. As a result of his resignation, Mr. Schwartz forfeited his December 2005 CPS award effective December 8, 2008.

(3) The amounts in column (i) represent the other compensation amounts paid to each of the named executive officers in 2008, 2007, and 2006. These amounts include the following items:

			Subsidiary Stock				Relocation Benefits
		401(k)
		Plan		Tax Offset				Tax Offset
		Match	Value(a)	Payment	Insurance(b)	Other(c)	Value	Payment	Perquisites(d)	Totals
Mr. Rakowich	2008	$6,900	$5,000	$3,486	$2,334	$417	$—	$—	$29,231	$47,368
	2007	$6,750	$4,000	$2,788	$2,334	$—	$—	$—	$10,503	$26,375
	2006	$6,600	$1,000	$698	$2,334	$—	$—	$—	$—	$10,632
Mr. Antenucci	2008	$6,900	$5,000	$3,486	$2,303	$3,010	$—	$—	$—	$20,699
	2007	$6,750	$4,000	$2,788	$1,935	$66,963	$—	$—	$—	$82,436
	2006	$6,600	$1,000	$451	$2,334	$108,848	$—	$—	$17,346	$136,579
Mr. Sullivan	2008	$6,900	$5,000	$2,255	$2,334	$138,670	$72,716	$3,509	$—	$231,384
	2007	$6,750	$—	$—	$1,706	$—	$108,660	$45,336	$—	$162,452
Mr. Nekritz	2008	$6,900	$5,000	$2,255	$2,062	$—	$—	$—	$—	$16,217
	2007	$6,750	$4,000	$1,804	$1,536	$—	$—	$—	$—	$14,090
	2006	$6,600	$1,000	$451	$1,194	$—	$—	$—	$—	$9,245
Mr. Schwartz	2008	$6,900	$5,000	$3,486	$2,065	$13,577,076	$3,092	$561	$177,039	$13,775,219
	2007	$6,600	$4,000	$2,788	$2,334	$118,582	$10,945	$277	$—	$145,526
	2006	$6,600	$1,000	$698	$2,334	$—	$27,190	$346	$—	$38,168

(a) Periodically, we grant shares of stock in our subsidiaries to certain of our officers to enable the subsidiary to meet the ownership requirements for a real estate investment trust.

(b) Represents premiums paid for life insurance and accidental death and dismemberment insurance provided to the employees based on their salary level.

(c) Other for 2008 includes the following:

•	Mr. Rakowich: Represents tax offset payment associated with spousal travel for business purposes that is taxed to Mr. Rakowich.

•	Mr. Antenucci: Represents employer matching contribution under Mr. Antenucci’s non-qualified deferred compensation plan, which is described under “— Nonqualified Deferred Compensation in Fiscal Year 2008.”

•	Mr. Sullivan: Represents: (i) estimated costs associated with the future sale of his home in Illinois of $132,500 (discussed below) and (ii) tax offset payment of $6,170 associated with spousal travel for business purposes that is taxed to Mr. Sullivan.

Under Mr. Sullivan’s relocation agreement with us, a relocation firm employed by us purchased Mr. Sullivan’s home in Illinois directly from him for $1,987,500 in June 2008 and is currently marketing the home for resale at a price of $1,600,000. The purchase price was the average of two independent appraisals of the home. The $132,500 amount in the table is our estimate of the closing costs and sales commissions that will ultimately be costs to us related to the transaction with our relocation firm. The actual cost to us may differ from this estimate.

In addition, we incurred costs of $20,571 in 2008 associated with the relocation firm’s ownership of the home, primarily insurance, utilities, property taxes, and maintenance. We do not consider these additional costs, or the future loss on the ultimate sale of the home, if any, to be compensation to Mr. Sullivan and have not included such costs in the summary compensation table.

•	Mr. Schwartz: Represents: (i) severance and other benefits aggregating $13,547,600 and (ii) tax offset payment of $29,476 associated with spousal travel for business purposes that is taxed to Mr. Schwartz. Mr. Schwartz’s separation agreement is described at “— Potential Payments Upon Termination or Change in Control.”

(d) This column represents the aggregate incremental costs of perquisites or personal benefits received by the named executive officer. An individual perquisite amount is presented if the aggregate amount for the individual is $10,000 or more. Perquisites presented for 2008 include the following:

•	Mr. Rakowich: Includes personal legal costs associated with negotiating his employment agreement, home office equipment and supplies (including telephone service), costs associated with annual health examination (including travel), airline travel club memberships, and certain entertainment expenses generally associated with other business entertainment activities.

•	Mr. Schwartz: Includes: (i) personal legal costs associated with negotiating his employment agreement of $74,751; (ii) certain travel and entertainment expenses generally associated with other business travel and entertainment activities of $50,127; (iii) personal use of the company airplane of $39,881; and other perquisites aggregating $12,280 (comprised of airline travel and personal club memberships, home office equipment and supplies (including telephone service), and personal amenities). Our airplane (acquired in early 2008) was used by Mr. Schwartz for certain personal travel in 2008. This airplane is no longer in use and we are currently marketing it for sale. The value of Mr. Schwartz’s personal usage is the incremental cost and was computed on a per mile basis by including the variable costs (aircraft fuel expenses, supplies and catering, crew travel expenses, and landing and parking fees). In addition, during 2008 we owned a one-quarter fractional interest in another airplane which was not used for personal flights for Mr. Schwartz or any other employee.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008*

						All Other	All Other
						Stock Awards:	Option Awards:
						Number of	Number of
			Estimated Future Payouts Under			Shares	Securities	Exercise or
			Equity Incentive Plan Awards			of Stock	Underlying	Base Price of	Grant Date
	Grant		Threshold	Target	Maximum	or Units	Options	Option Awards	Fair Value
Name	Date(1)		(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
Walter C. Rakowich**	11/11/08	(2)				500,000			$3,435,000(3)
	11/11/08	(2)					500,000	$6.87	$1,180,000(4)
Ted R. Antenucci	11/11/08	(2)				250,000			$1,717,500(3)
	11/11/08	(2)					250,000	$6.87	$590,000(4)
William E. Sullivan	11/11/08	(2)				375,000			$2,576,250(3)
	11/11/08	(2)					375,000	$6.87	$885,000(4)
Edward S. Nekritz	11/11/08	(2)				250,000			$1,717,500(3)
	11/11/08	(2)					250,000	$6.87	$590,000(4)
Jeffrey H. Schwartz**	3/14/08		—	200,000	200,000				$4,448,000(5)
	3/14/08		—	100,000	100,000				$2,365,000(5)

* Columns (c), (d), and (e) have been omitted from this table because they are not applicable.

** Mr. Rakowich became our chief executive officer on November 10, 2008. Previously, Mr. Rakowich was our president and chief operating officer. Mr. Schwartz resigned as our chief executive officer on November 10, 2008 and his employment with us ended effective December 8, 2008. The terms of the agreement with Mr. Schwartz relating to his separation from ProLogis are described under “— Potential Payments Upon Termination or Change in Control.”

(1) Annual awards for fiscal year 2008 were made in February 2009. As such, they are not included in this table. See “— Compensation Discussion and Analysis — 2008 Compensation Decisions.”

(2) Special grants of RSUs and share options were made on November 11, 2008 coinciding with the appointment of Mr. Rakowich as our chief executive officer. The award to Mr. Rakowich was made to entice him to rescind his planned retirement and accept the new position. Awards were made to the Messrs. Antenucci, Sullivan, and Nekritz to ensure continuity at the executive management level due to uncertainties that accompany a change in chief executive officer. See “— Compensation Discussion and Analysis — 2008 Compensation Decisions.”

(3) The value in column (l) represents the award in column (i) valued at $6.87 per share, which was the closing price of our common shares on the date of grant. See additional discussion of RSUs under ‘— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes.

(4) The value in column (l) represents the award in column (j) valued at $2.36 per share, which is based on the Black-Scholes pricing model. See additional discussion of share options under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes.

(5) Represents contingent performance units granted to Mr. Schwartz under the terms of his employment agreement dated March 14, 2008. The target award in column (g) represents the base number of shares that can be issued based on the performance criteria established for the grant. The amount in column (l) represents the maximum number of shares that can be earned in column (h) valued at $22.24 (200,000 grant) and $23.65 (100,000 grant). These values were determined using the Monte Carlo pricing model and the following assumptions: common share price of $54.29, volatility rate of 24.97%, risk-free interest rate of 2.41%, and dividend yield of 3.34%. These awards were not earned when Mr. Schwartz’s employment with us ended and were cancelled effective December 8, 2008. No expense was recognized by the company in 2008 associated with this grant.

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table.

•	Valuation of Awards

The Summary Compensation Table for Fiscal Year 2008 presents the compensation expense that we recognized for each of the years 2008, 2007, and 2006 associated with equity awards and share options granted to our named executive officers. Below, we present information on how the fair values of the various awards used to compute the compensation expense in the table were determined. Under SEC rules, we deducted from the amounts shown in the table any amounts previously disclosed as compensation expense with respect to awards or portions of awards that were cancelled and/or forfeited in connection with Mr. Schwartz’s resignation in 2008.

Share Options. Options to purchase our common shares are valued using the Black-Scholes pricing model. The expense for 2008 includes a portion of the fair values of share options that were granted in each of the years 2004 through 2008. The expense for 2007 includes a portion of the fair values of share options that were granted in each of the years 2003 through 2006. The expense for 2006 includes a portion of the fair values of share options that were granted in each of the years 2002 through 2005. The fair values and the assumptions used in the Black-Scholes pricing model to determine the fair values generating the compensation expense for the applicable years are as follows:

			Black-Scholes Assumptions
			Risk-Free
	Grant	Fair	Interest	Dividend	Volatility	Weighted Average
	Date	Value	Rate	Yield	Rate	Option Life
2008 Awards	November 2008	$2.36	2.56%	1.92%	40.35%	5.8 years
2007 Awards	December 2007	$11.41	3.77%	3.44%	23.45%	5.8 years
2006 Awards	December 2006	$10.42	4.50%	3.40%	19.43%	5.8 years
	September and	$6.92 to
2005 Awards(a)	December 2005	$7.49	4.33%	3.92%	20.33%	5.9 years
2004 Awards	September 2004	$5.09	3.82%	4.27%	20.52%	6.25 years
2003 Awards	September 2003	$4.21	3.53%	4.18%	20.14%	6.25 years
2002 Awards	September 2002	$2.47	3.04%	5.68%	20.55%	6.25 years
2002 Award to Mr. Schwartz	March 2002	$2.67	5.09%	6.19%	20.18%	6.25 years

(a)	The Black-Scholes assumptions are a weighted average of the two grants in 2005.

Amounts included in Summary Compensation Table — the following table provides the total compensation expense that was recognized by us with respect to share options for each named executive officer in 2008, 2007, and 2006 (share options are generally expensed over the service or vesting periods).

		Share Options
		Expense	Number	Values (per share)

Mr. Rakowich	2008	$2,325,461	930,336	$2.36 to $11.41
	2007	$664,661	425,012	$4.21 to $10.42
	2006	$520,742	420,912	$2.47 to $7.49
Mr. Antenucci	2008	$362,805	403,399	$2.36 to $11.41
	2007	$238,241	118,349	$6.92 and $10.42
	2006	$138,247	80,000	$6.92
Mr. Sullivan	2008	$161,852	418,813	$2.36 and $11.41
	2007	—	—	—
Mr. Nekritz	2008	$201,332	335,860	$2.36 to $11.41
	2007	$136,403	83,953	$4.21 to $10.42
	2006	$104,918	86,377	$2.47 to $7.49
Mr. Schwartz(c)	2008	$191,014	200,000	$5.09
	2007	$1,048,420	597,968	$4.21 to $10.42
	2006	$630,160	491,604	$2.47 to $7.49

Contingent Performance Shares. CPSs are valued using the Monte Carlo pricing model. Under this model, historical common share prices for us and fifty other real estate investment trusts over a three-year look back period that matches the vesting period of the award were utilized to generate volatility rates and to measure the correlation in the pattern of returns between the entities. Other inputs to the model include the risk-free interest rate and the length of the performance period. Utilizing these inputs, the total shareholder returns at the end of the performance period for us and the fifty comparison entities were simulated and our ranking in relation to the other entities was used to determine the projected amount of CPSs that will be earned and the value of the CPSs upon issuance. The Monte Carlo model generates a factor that is scaled to the market price of our common shares on the date of grant thereby generating the fair value of the award.

The expense for 2008 includes a portion of the fair values of CPSs that were granted in each of the years 2005, 2006 and 2007. The expense for 2007 includes a portion of the fair values of CPSs that were granted in each of the years 2005 and 2006. The expense for 2006 includes a portion of the fair values of CPSs that were granted in 2005 and May 2006. The fair values and the assumptions used in the Monte Carlo pricing model to determine the fair values generating the compensation expense for the applicable years are as follows:

2008 Awards: No CPSs were granted to our named executive officers for 2008.

2007 Awards: CPSs granted to our named executive officers in December 2007 had a fair value of $71.48 per share. This fair value is based on the closing price of our common shares on the date of grant of $60.60 adjusted by a factor of 1.1796. These awards have a performance period ending on December 31, 2010. Assumptions used to generate this factor include a risk-free interest rate of 3.35% and a look back period ending in December 2007.

2006 Awards: CPSs granted to our named executive officers in December 2006 had a fair value of $67.71 per share. This fair value is based on the closing price of our common shares on the date of grant of $59.92 adjusted by a factor of 1.13. These awards have a performance period ending on December 31, 2009. Assumptions used to generate this factor include a risk-free interest rate of 4.64% and a look back period ending in December 2006. Additionally, 50,000 CPSs were granted to Mr. Antenucci in May 2006. Of these awards, 25,000 have a performance period ending on December 31, 2009 (fair value of $56.05 per share based on the closing price of our common shares on the date of grant of $49.60 adjusted by a factor of 1.13) and 25,000 have a performance period ending on December 31, 2010 (fair value of $57.49 per share based on the closing price of our common shares on the date of grant of $49.60 adjusted by a factor of 1.159). Assumptions used to generate the 1.13 factor include a risk-free interest rate of 5.10% and a look back period ending in November 2005. Assumptions used to generate the 1.159 factor include a risk-free interest rate of 5.10% and a look back period ending in April 2006.

2005 Awards: CPSs granted to our named executive officers in December 2005 had a fair value of $52.77 per share. This fair value is based on the closing price of our common shares on the date of grant of $46.70 adjusted by a factor of 1.13. These awards had a performance period that ended on December 31, 2008. Assumptions used to generate the 1.13 factor include a risk-free interest rate of 5.10% and a look back period ending in November 2005.

Restricted Share Units and Performance Share Awards. RSUs and PSAs are valued based on the market price of our common shares on the date the awards are granted with the value included in compensation expense over the applicable service period and/or performance period, generally the vesting period. Generally, the closing price on the date of grant is used to value the awards. However, in 2006 the RSUs granted were generally valued at the average of the high and low trading prices on the date of grant.

Amounts included in Summary Compensation Table — the following table provides the total compensation expense that was recognized by us with respect to CPS, RSUs, and PSAs for each named executive officer in 2008, 2007, and 2006 (share awards are generally expensed over the vesting and/or performance periods).

		CPSs			RSUs			PSAs
				Values			Values			Values	Total
		Expense	Number	(per share)	Expense	Number	(per share)	Expense	Number	(per share)	Expense
Mr. Rakowich	2008	$1,742,271	42,751	$52.77 and $71.48	$8,141,105	647,689	$6.87 to $70.95	$—	—	—	$9,883,376
	2007	$550,980	27,626	$52.77 and $67.71	$1,065,533	162,559	$32.09 to $70.95	$630,450	27,000	$46.70	$2,246,963
	2006	$256,238	14,567	$52.77	$406,229	44,567	$32.09 and $45.46	$1,020,420	45,000	$43.33 and $46.70	$1,682,887
Mr. Antenucci	2008	$1,293,799	79,268	$52.77 and $71.48	$3,160,075	513,270	$6.87 to $66.43	$—	—	—	$4,453,874
	2007	$1,136,535	72,668	$52.77 to $67.71	$2,276,220	256,668	$49.60 to $66.43	$373,600	16,000	$46.70	$3,786,355
	2006	$692,459	66,000	$52.77 to $57.49	$946,909	150,000	$49.60	$373,600	16,000	$46.70	$2,012,968
Mr. Sullivan	2008	$196,580	8,250	$71.48	$532,349	401,764	$6.87 to $64.82	$—	—	—	$728,929
	2007	$—	—	—	$174,992	18,512	$64.82	$—	—	—	$174,992
Mr. Nekritz	2008	$234,899	11,026	$52.77 and $71.48	$450,849	286,027	$6.87 and $60.60	$—	—	—	$685,748
	2007	$136,609	6,901	$52.77 and $67.71	$316,777	31,901	$45.46 and $59.92	$116,750	5,000	$46.70	$570,136
	2006	$67,635	3,845	$52.77	$270,998	28,845	$45.46	$235,908	10,500	$43.33 and $46.70	$574,541
Mr. Schwartz	2008	$(1,442,977)	—	—	$—	—	—	$—	—	—	$(1,442,977)
	2007	$1,069,552	52,072	$52.77 and $67.71	$984,083	87,072	$32.09 to $59.92	$700,500	30,000	$46.70	$2,754,135
	2006	$373,425	21,229	$52.77	$522,055	56,229	$32.09 and $45.46	$1,090,470	48,000	$43.33 and $46.70	$1,985,950

•	Employment Agreements

We have employment agreements with Mr. Rakowich and Mr. Antenucci. We entered into an employment agreement with Mr. Schwartz in March 2008 that was effective as of January 1, 2008. Mr. Schwartz resigned as our chief executive officer on November 10, 2008 and his employment with us ended effective December 8, 2008. Upon his separation, Mr. Schwartz received payments in accordance with this agreement.

Mr. Rakowich’s Employment Agreement. Our original employment agreement with Mr. Rakowich was entered into on September 19, 2007 and was amended and restated on February 6, 2008. In February 2008, Mr. Rakowich announced his plan to retire as our president and chief operating officer effective January 1, 2009.

Mr. Rakowich was named our chief executive officer on November 10, 2008 upon the resignation of Mr. Schwartz. To entice Mr. Rakowich to rescind his retirement and accept the position of chief executive officer, the board offered Mr. Rakowich substantially the same annual compensation package that had been included in Mr. Schwartz’s employment agreement entered into in March 2008, with the primary difference being that Mr. Rakowich was issued RSUs and share options in November 2008 having an aggregate fair value at the grant date of $4,615,000 in lieu of the contingent performance unit awards contained in Mr. Schwartz’s agreement. Accordingly, we entered into the Second Amended and Restated Employment Agreement with Mr. Rakowich (the 2008 Agreement), which was amended and restated on January 9, 2009. The Third Amended and Restated Employment Agreement (the 2009 Agreement) changed the 2008 Agreement only with respect to provisions relating to the amount of his annual equity awards and certain donations to the ProLogis Foundation.

The 2009 Agreement is effective through December 31, 2011 and provides that Mr. Rakowich will:

•	receive an annual base salary for 2008 of $630,000 and, for 2009 and through the remaining term of the agreement, receive an annual base salary of $1,000,000;

•	receive a target bonus for 2008 of $840,000 and, beginning in 2009 and through the remaining term of the agreement, be eligible for a target bonus of up to 200% of his annual base salary with the actual amount of the bonus received, as a percentage of the target, to be between zero and 200% based on the satisfaction of goals and objectives to be established for each period; in light of current economic conditions, Mr. Rakowich agreed to receive a cash bonus of $420,000 or 50% of the target level for 2008;

•	be entitled to a grant of equity-based awards under our 2006 Long-Term Incentive Plan for 2008 having an aggregate value of at least $3,500,000; in light of current economic conditions, Mr. Rakowich agreed to accept a grant that was less than this amount and, in February 2009, the compensation committee made a grant of equity awards to Mr. Rakowich for 2008 valued at $1,380,000; Mr. Rakowich subsequently informed the compensation committee that he would not accept the award for 2008;

•	be entitled to grants of equity-based awards under our 2006 Long-Term Incentive Plan for 2009, 2010, and 2011 having an annual aggregate value of at least $7,500,000 and, if such awards are granted, Mr. Rakowich is required to make an annual contribution to the ProLogis Foundation equal to 15% of such award value payable after the time the award vests or within 12 months of receipt if the award is paid in cash;

•	be entitled to professional fees incurred to negotiate the 2009 Agreement in an amount not to exceed $100,000; and

•	be eligible to participate in our employee benefit plans made available to similarly situated senior management employees.

The 2009 Agreement also sets forth the terms for the special grant of RSUs and share options with an aggregate fair value at issuance of $4,615,000 that Mr. Rakowich received in November 2008 upon appointment as our chief executive officer and provides for special vesting terms for certain awards. The special vesting terms allow for the continuation of original vesting terms for unvested share awards after Mr. Rakowich’s termination as if he had remained our employee until such time as all awards have vested under the following circumstances:

•	for awards made after January 7, 2009 and for the special awards made in November 2008, if Mr. Rakowich is terminated by us within the term of the agreement for other than cause, including upon a change in control, or upon his death or disability, as further described under “— Potential Payments Upon Termination or Change in Control,”

•	for awards in effect prior to January 7, 2009, other than the special awards made in November 2008, if Mr. Rakowich remains continuously employed by us through December 31, 2009 or if he is terminated by us within the term of the agreement for other than cause, including upon a change in control, or upon his death or disability, as further described under “— Potential Payments Upon Termination or Change in Control.”

Additionally, the 2009 Agreement contains provisions with respect to recovery of amounts earned by Mr. Rakowich to the extent that the amount earned was based on satisfaction of goals and objectives that were impacted by any material financial statement restatements or modifications and also provides for excise tax gross-up payments with respect to certain payments required under the agreement under certain circumstances. Mr. Rakowich’s previous employment agreements with us provided for the granting of special equity-based awards to him and/or have modified certain vesting provisions of existing awards. Such awards and these modified terms are included in the applicable tables in this proxy statement and, as applicable, have been included in previous proxy statements.

Mr. Antenucci’s Employment Agreement. Mr. Antenucci’s employment agreement was amended and restated as of December 31, 2008, to comply with applicable federal tax law changes with respect to deferred compensation. The term of the employment agreement with Mr. Antenucci ends on December 31, 2012 and provides for automatic one-year extensions of the term unless we, or Mr. Antenucci, give notice of non-renewal at least three months prior to the last day of the then-current term.

The employment agreement further provides that Mr. Antenucci will:

•	receive a minimum annual base salary of $630,000;

•	be eligible for an annual target bonus of $870,000, with the actual amount of the bonus earned based on the satisfaction of applicable goals and objectives, but in no case less than 80% of the annual target bonus amount; Mr. Antenucci’s bonus for 2008 was $696,000 based on the minimum 80% level established in the agreement;

•	for each 12-month period during the agreement, be entitled to grants of equity-based awards under our 2006 Long-Term Incentive Plan having an annual aggregate value of $1,200,000; however, in light of current economic conditions, he agreed to receive an actual award for 2008 valued at $690,000 and such award was granted in February 2009; and

•	be eligible to participate in our employee benefit plans made available to similarly situated senior management employees.

Additionally, Mr. Antenucci’s agreement provides for excise tax gross-up payments with respect to certain payments required under the agreement under certain circumstances and accelerated vesting of unvested share awards, under certain limited circumstances, including certain events of termination and upon a change in control as described under “— Potential Payments Upon Termination or Change in Control.” Mr. Antenucci’s previous employment agreements with us have provided for the granting of special equity-based awards to him. Such awards are included in the applicable tables in this proxy statement and, as applicable, have been included in previous proxy statements.

Mr. Schwartz’s Employment Agreement. On March 14, 2008, we entered into an employment agreement with Mr. Schwartz. The agreement was effective as of January 1, 2008. The term of the employment agreement was through December 31, 2012. The employment agreement provided for Mr. Schwartz’s employment as our chief executive officer, a minimum salary of $1,000,000, and specified parameters for the awarding of his annual bonus and equity-based awards. Additionally, he was awarded 300,000 contingent performance units in March 2008 with performance periods through December 12, 2012. The agreement contained limitations on the total amount of compensation that could be deliverable under the agreement and post-employment restrictive covenants to protect shareholders.

Mr. Schwartz resigned as our chief executive officer on November 10, 2008 and his employment with us ended effective December 8, 2008. Upon his separation he received, or is entitled to receive, certain payments which are included in his 2008 compensation in the summary compensation table and are discussed further under “— Potential Payments Upon Termination or Change in Control.” Also, Mr. Schwartz forfeited all of his unvested and unearned equity-based awards outstanding (share options, RSUs, CPSs, and associated DEUs). The contingent performance units awarded under Mr. Schwartz’s employment agreement in March 2008 were not earned when his employment with us ended and were cancelled on December 8, 2008. Mr. Schwartz is subject to limited non-competition and non-solicitation covenants for a period of one year, ending on December 8, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2008)*

						Stock Awards(1)
	Option Awards(1)								Equity Incentive		Equity Incentive
								Market	Plan Awards:		Plan Awards:
	Number of	Number of				Number of		Value of	Number of		Market or Payout
	Securities	Securities				Shares or		Shares or	Unearned		Value of Unearned
	Underlying	Underlying				Units of		Units of	Shares, Units or		Shares, Units or
	Unexercised	Unexercised		Option		Stock That		Stock That	Other Rights		Other Rights
	Options	Options		Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)		Price	Expiration	Vested		Vested(2)	Not Vested		Not Vested(2)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Walter C. Rakowich**	1			$18.63	9/15/09
	1			$24.25	9/14/10
	175,000			$34.93	9/23/14
	74,934	24,978	(3)	$45.46	12/20/15
	37,550	37,550	(4)	$59.92	12/21/16
	20,081	60,243	(5)	$60.60	12/18/17
	125,000	375,000	(6)	$6.87	11/11/18
						3,839	(7)	$53,324
						6,907	(8)	$95,938
						3,973	(9)	$55,185
						79,087	(10)	$1,098,518
						11,880	(11)	$165,013
						379,404	(12)	$5,269,922
									14,065	(13)	$195,363
									15,835	(14)	$219,948
Ted R. Antenucci	60,000	20,000	(15)	$45.29	9/15/15
	19,175	19,174	(4)	$59.92	12/21/16
	8,763	26,287	(5)	$60.60	12/18/17
		250,000	(6)	$6.87	11/11/18
						163,918	(16)	$2,276,821
						3,527	(8)	$48,990
						105,449	(17)	$1,464,687
						5,184	(11)	$72,006
						252,936	(12)	$3,513,281
									27,320	(18)	$379,475
									27,320	(19)	$379,475
									7,182	(13)	$99,758
									6,910	(14)	$95,980

(Continued)

					Stock Awards(1)
	Option Awards(1)							Equity Incentive		Equity Incentive
							Market	Plan Awards:		Plan Awards:
	Number of	Number of			Number of		Value of	Number of		Market or Payout
	Securities	Securities			Shares or		Shares or	Unearned		Value of Unearned
	Underlying	Underlying			Units of		Units of	Shares, Units or		Shares, Units or
	Unexercised	Unexercised	Option		Stock That		Stock That	Other Rights		Other Rights
	Options	Options	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)	Price	Expiration	Vested		Vested(2)	Not Vested		Not Vested(2)
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
William E. Sullivan	10,954	32,859 (5)	$60.60	12/18/17
		375,000 (6)	$6.87	11/11/18
					14,849	(20)	$206,253
					6,480	(11)	$90,007
					379,404	(12)	$5,269,922
								8,638	(14)	$119,982
Edward S. Nekritz	16,107		$18.63	9/15/09
	16,362		$24.25	9/14/10
	17,820		$20.68	9/19/11
	20,000		$24.76	9/26/12
	20,000		$30.00	9/25/13
	20,000		$34.93	9/23/14
	19,783	6,594 (3)	$45.46	12/20/15
	8,788	8,788 (4)	$59.92	12/21/16
	5,477	16,430 (5)	$60.60	12/18/17
		250,000 (6)	$6.87	11/11/18
					27,713	(21)	$384,934
					1,110	(7)	$15,418
					1,616	(8)	$22,446
					3,239	(11)	$44,990
					252,936	(12)	$3,513,281
								3,291	(13)	$45,712
								4,319	(14)	$59,991
Jeffrey H. Schwartz**	67,114		$18.63	9/15/09(22)
	25,000		$22.98	3/18/12(22)
	46,000		$24.76	9/26/12(22)
	75,000		$30.00	9/25/13(22)
	200,000		$34.93	9/23/14(22)
	72,802		$45.46	12/20/15(22)
	44,341		$59.92	12/21/16(22)

* Column (d) has been omitted from this table because it is not applicable.

** Mr. Rakowich became our chief executive officer on November 10, 2008. Previously, Mr. Rakowich was our president and chief operating officer. Mr. Schwartz resigned as our chief executive officer on November 10, 2008 and his employment with us ended effective December 8, 2008. The terms of the agreement with Mr. Schwartz relating to his separation from ProLogis are described under “— Potential Payments Upon Termination or Change in Control.”

(1) Generally, the terms of our grant agreements provide that vesting will occur on specified dates if the holder of the award is in our employ as of such dates. Mr. Rakowich’s employment agreement (discussed under “— Grants of Plan-Based Awards in Fiscal Year 2008 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table”) provides for special vesting terms under certain circumstances. These special vesting terms apply to unvested share options and share awards and generally will allow for the continuation of the original vesting terms after Mr. Rakowich’s employment with us ends, as if he had remained our employee, until such time as the awards have vested. With respect to Mr. Rakowich’s unexercisable option awards (column (c)) and unvested stock awards (columns (g) and (i)), other than the special grants awarded in November 2008, these special vesting provisions will generally apply if Mr. Rakowich is continuously employed by us through December 31, 2009.

(2) Dollar amounts are based on the closing price of our common shares on December 31, 2008 of $13.89 per share.

(3) Will generally vest and become exercisable on December 20, 2009.

(4) Will generally vest and become exercisable in equal amounts on each of December 21, 2009 and 2010.

(5) Will generally vest and become exercisable in equal amounts on each of December 18, 2009, 2010, and 2011.

(6) Represents special grant on November 11, 2008 coinciding with the appointment of Mr. Rakowich as our chief executive officer. Mr. Rakowich’s share options will generally vest and become exercisable in equal amounts on each of December 31, 2009, 2010, and 2011. The options granted to Messrs. Antenucci, Sullivan, and Nekritz will generally vest and become exercisable in equal amounts on each of November 11, 2009, 2010, 2011, and 2012. The award to Mr. Rakowich was made to entice him to rescind his planned retirement and accept the new position. Awards were made to Messrs. Antenucci, Sullivan, and Nekritz to ensure continuity at the executive management level due to uncertainties that accompany a change in chief executive officer. See “— Compensation Discussion and Analysis — 2008 Compensation Decisions.”

(7) RSUs and associated accrued DEUs will generally vest on December 20, 2009.

(8) RSUs and associated accrued DEUs will generally vest in equal amounts on each of December 21, 2009 and 2010.

(9) RSUs and associated accrued DEUs will generally vest in equal amounts on each of February 21, 2009, 2010, and 2011.

(10) RSUs and associated accrued DEUs will generally vest in equal amounts on each of December 31, 2009 and 2010.

(11) RSUs and associated accrued DEUs will generally vest in equal amounts on each of December 18, 2009, 2010, and 2011.

(12) Represents special grant of RSUs and associated DEUs on November 11, 2008 coinciding with the appointment of Mr. Rakowich as our chief executive officer. Mr. Rakowich’s awards will generally vest in equal amounts on each of December 31, 2009, 2010, and 2011. The awards granted to Messrs. Antenucci, Sullivan, and Nekritz will generally vest in equal amounts on each of November 11, 2009, 2010, 2011, and 2012. The award to Mr. Rakowich was made to entice him to rescind his planned retirement and accept the new position. Awards were made to Messrs. Antenucci, Sullivan, and Nekritz to ensure continuity at the executive management level due to uncertainties that accompany a change in chief executive officer. See “— Compensation Discussion and Analysis — 2008 Compensation Decisions.”

(13) Represents the target amount of CPSs and associated accrued DEUs that can be earned should our common shares meet a certain specified performance criteria over a three-year performance period beginning on January 1, 2007 and ending on December 31, 2009 (as more fully described in “— Compensation Discussion and Analysis”). The named executive officer can earn between zero and two times the target amount.

(14) Represents the target amount of CPSs and associated accrued DEUs that can be earned should our common shares meet a certain specified performance criteria over a three-year performance period beginning on January 1, 2008 and ending on December 31, 2010 (as more fully described in “— Compensation Discussion and Analysis”). The named executive officer can earn between zero and two times the target amount.

(15) Will vest and become exercisable on September 15, 2009.

(16) RSUs and associated accrued DEUs will vest on December 31, 2010.

(17) RSUs and associated accrued DEUs will vest on December 31, 2012.

(18) Represents the target amount of CPSs and associated accrued DEUs that can be earned by Mr. Antenucci should our common shares meet a certain specified performance criteria over a performance period beginning on May 26, 2006 and ending on December 31, 2009 (as more fully described in “— Compensation Discussion and Analysis”). Mr. Antenucci can earn between zero and two times the target amount.

(19) Represents the target amount of CPSs and associated accrued DEUs that can be earned by Mr. Antenucci should our common shares meet a certain specified performance criteria over a performance period beginning on May 26, 2006 and ending on December 31, 2010 (as more fully described in “— Compensation Discussion and Analysis”). Mr. Antenucci can earn between zero and two times the target amount.

(20) RSUs and associated accrued DEUs will vest in equal amounts on each of May 15, 2009, 2010, and 2011.

(21) RSUs and associated accrued DEUs will vest on December 31, 2010.

(22) Under the terms of Mr. Schwartz’s separation agreement, all of his vested options as of December 8, 2008 will remain outstanding through their original expiration date in shown in column (f). The terms of Mr. Schwartz’s separation agreement are discussed further under “— Potential Payments Upon Termination or Change in Control.”

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

	Option Awards				Stock Awards
	Number of		Value		Number of		Value
	Shares		Realized		Shares		Realized
	Acquired on		On		Acquired on		On
	Exercise		Exercise		Vesting		Vesting
Name	(#)		($)		(#)		($)
(a)	(b)		(c)		(d)		(e)
Walter C. Rakowich*	273,847	(1)	$9,752,575	(1)	173,313	(2)	$3,252,190	(2)
Ted R. Antenucci	—		$—		6,692	(2)	$75,287	(2)
William E. Sullivan	—		$—		2,973	(2)	$27,767	(2)
	—		$—		4,904	(3)	$310,883	(3)
Edward S. Nekritz	14,222	(1)	$469,574	(1)	5,239	(2)	$67,639	(2)
Jeffrey H. Schwartz*	47,407	(1)	$1,565,258	(1)	30,238	(2)	$367,452	(2)

* Mr. Rakowich became our chief executive officer on November 10, 2008. Previously, Mr. Rakowich was our president and chief operating officer. Mr. Schwartz resigned as our chief executive officer on November 10, 2008 and his employment with us ended effective December 8, 2008. The terms of the agreement with Mr. Schwartz relating to his separation from ProLogis are described below under “— Potential Payments Upon Termination or Change in Control.”

(1) The value in column (c) is the aggregated difference between the market prices at which the named executive officer exercised the share options and the exercise prices of the options. Certain of the share options exercised in column (b) earned DEUs while they were outstanding. These DEUs were distributed to the named executive officer upon exercise as follows: Mr. Rakowich — 34,947; Mr. Nekritz — 7,674; and Mr. Schwartz — 25,579. The value of these DEUs is not included in column (c).

(2) The share awards in column (d) represent RSUs and/or CPSs and accrued DEUs that vested to the named executive officer in 2008. The value in column (e) is based on the closing price of our common shares on the respective vesting dates.

(3) The share awards in column (d) represent RSUs and the accrued DEUs that vested to Mr. Sullivan in 2008. The receipt of these awards was deferred by Mr. Sullivan until January of the calendar year after the year in which his employment with us terminates. The deferral of these awards is reflected as a 2008 contribution to Mr. Sullivan’s deferred equity compensation account in the nonqualified deferred compensation table. The value in column (e) is based on the closing price of our common shares on the respective vesting date.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2008

					Aggregate
		Executive		Registrant	Earnings		Aggregate		Aggregate
		Contributions in		Contributions	In		Withdrawals/		Balance at
		Last FY		in Last FY	Last FY		Distributions		Last FYE
Name		($)		($)	($)		($)		($)
(a)		(b)		(c)	(d)		(e)		(f)
Walter C. Rakowich*	(1)	$—		$—	$(515,114	)(2)	$—		$1,139,036	(3)
	(4)	$2,738,751		$—	$(2,898,372	)(5)	$(5,711,093	)(6)	$62,922	(3)
Ted R. Antenucci	(1)	$—		$3,010 (7)	$12,039	(2)	$(959,586	)(8)	$—
William E. Sullivan	(4)	$516,274	(9)	$—	$(385,778	)(5)	$—		$130,497	(3)
Edward S. Nekritz	(1)	$440,728	(10)	$—	$(740,525	)(2)	$—		$1,394,932	(3)
	(4)	$370,813		$—	$(421,027	)(5)	$—		$135,553	(3)
Jeffrey H. Schwartz*	(1)	$—		$—	$(340,378	)(2)	$—		$118,663	(3)
	(4)	$4,084,626		$—	$(8,526,312	)(5)	$(1,022,193	)(6)	$1,805,617	(3)

* Mr. Rakowich became our chief executive officer on November 10, 2008. Previously, Mr. Rakowich was our president and chief operating officer. Mr. Schwartz resigned as our chief executive officer on November 10, 2008 and his employment with us ended effective December 8, 2008. The terms of the agreement with Mr. Schwartz relating to his separation from ProLogis are described below under “— Potential Payments Upon Termination or Change in Control.”

(1) Represents the named executive officer’s account activity and fiscal year-end balance in our NSP. Participants in our NSP may defer cash compensation (salary and bonus) under the terms of the plan. Mr. Antenucci participated in a Catellus nonqualified deferred compensation plan, which was terminated in April 2008. We assumed the Catellus plan in 2005 when we merged with Catellus. Mr. Antenucci previously deferred cash compensation (salary and bonus) earned while he was with Catellus under the terms of the Catellus plan. The NSP and the Catellus plans are described in more detail in the narrative discussion that follows these footnotes.

(2) Represents earnings that are computed based on the specific investment options that are elected by each named executive officer, as more fully described in the narrative discussion that follows these footnotes. These amounts are not included in the named executive officer’s total compensation in the summary compensation table.

(3) Each of the named executive officers elected to receive a distribution in January 2009 of their entire NSP balance and all of their deferred share award balance as of December 31, 2008, under special payment elections allowed under the transitional rules included in section 409(A) of the Code.

(4) Represents the named executive officer’s account activity and fiscal year-end balance with respect to equity compensation that they have deferred. The amounts in column (b) represent the deferral of share awards that vested in 2007 (and were scheduled for distribution in 2008) and in 2008 (and were scheduled for distribution in 2008). Share awards deferred are reflected as contributions in the year that they would have been distributed. Contributions are valued using the closing price of our common shares on the date the contribution is made. The deferral of equity compensation is described in more detail in the narrative discussion that follows these footnotes.

(5) Represents the change in the market value of the deferred share awards during the fiscal year (computed as the difference between the value of the participant’s account as of the beginning of the fiscal year plus the value of the deferred share awards as of the date in 2008 that they were contributed to the plan, if any, and the value of the participant’s account as of the end of the fiscal year). These amounts are not included in the named executive officer’s total compensation in the summary compensation table. The closing prices of our common shares as of December 31, 2007 ($63.38 per share) and December 31, 2008 ($13.89 per share) were used to determine the market value of the account balance as of each respective date.

(6) Represents distributions of previously deferred share awards under the terms of the original deferral election or any special payment election. The amount in column (e) represents the market value of the deferred share awards as of the date they were distributed to the named executive officer. Distributions are valued using the closing price of our common shares on the date the distribution is made.

(7) Under the terms of Catellus’s plan, Mr. Antenucci previously elected an earnings enhancement that provides for an annual employer contribution equal to 25% of his earnings under the plan for the year. This amount is included in Mr. Antenucci’s total compensation for 2008 in the summary compensation table.

(8) Represents a lump-sum distribution paid to Mr. Antenucci upon termination of the Catellus plan in which he participated in April 2008.

(9) Included in the amount in column (b) is $200,000 representing the amount of Mr. Sullivan’s annual bonus earned for 2007 that was payable in 2008. Mr. Sullivan elected to defer this amount into our common shares. The amount deferred is included in his total compensation in the summary compensation table as 2007 compensation.

(10) The amount in column (b) represents the deferral of a portion of Mr. Nekritz’s annual bonus earned for 2007 that was payable in 2008. The amount deferred is included in Mr. Nekritz’s total compensation in the summary compensation table as 2007 compensation.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2008 Table

The named executive officers may defer portions of their cash compensation and some or all of certain components of their equity compensation. Generally, cash compensation (salary and bonus) is deferred through their participation in our NSP, a nonqualified deferred compensation plan. Also, a named executive officer may elect to defer all or a portion of his bonus into our common shares. Equity compensation in which the named executive officer is vested and for which distribution is required under the terms of our equity compensation plans may be deferred at the election of the named executive officer. Generally, the compensation deferred is tax-deferred until it is distributed to the named executive officer. However, amounts deferred may be subject to FICA and Medicare employee and employer taxes in accordance with statutory maximums.

•	Deferred Cash Compensation

NSP.  Named executive officers who choose to participate in the NSP may defer up to 35% of their salary and up to 100% of their bonus. The amounts deferred under the NSP earn returns based on the performance of an array of hypothetical investment funds that mirror the investment funds available to participants in our 401(k) Plan. No monies are actually invested in the participant’s name in the selected investment funds. Participants may change their investment choices at any time. NSP accounts are credited with the value of the particular fund or funds selected by the participant, and will continue to be so credited until the account is fully distributed. Because the amounts deferred through the NSP are only “hypothetically” invested, they remain our assets and, as such, they are subject to claims by our general creditors. The “hypothetical” investment funds available to the named executive officers participating in the NSP are all publicly available mutual funds. These investment options are available to all participants in the NSP, as well as to all participants in our 401(k) Plan. Additionally, the named executive officers, as well as all other participants, have the option to invest in our common shares.

Contributions to the NSP are subject to our matching contribution, but only to the extent that our matching contribution associated with the participant’s 401(k) Plan contributions have not met our maximum match ($6,900 for 2008). We did not make any matching contributions in the NSP for Messrs. Rakowich, Nekritz, or Schwartz in 2008. Mr. Antenucci and Mr. Sullivan do not participate in the NSP. Our matching contributions in the NSP, if any, will vest to the participant at a rate of 20% for each year of service with us and become fully vested after five years of service. Under the transitional rules of section 409(A) of the Code, participants in our NSP were allowed to make a one-time special payment election prior to December 31, 2008 with respect to their December 31, 2008 balances in the NSP. All of the named executive officers that participated in the NSP made such election and, accordingly, their NSP balance was distributed to them in January 2009. None of the named executive officers are currently making contributions to the NSP.

NSP account balances must be distributed to the participant upon the termination of their employment with us. Distributions can be paid in a lump sum, annual installments, or a combination of the two, as chosen by the participant at the time of the deferral election. Under certain circumstances, hardship and in-service withdrawals by the participant are allowed with a 15% penalty assessed on all in-service withdrawals.

The investment options that were available to all NSP participants in 2008 and the return earned by these funds in 2008 are as follows:

Vanguard Prime Money Market Fund	2.77%	Vanguard Intermediate-Term Bond Index Fund	4.93%
Vanguard Balanced Index Fund	(22.21%)	Vanguard Target Retirement 2045 Fund	(34.56%)
Vanguard Target Retirement 2035 Fund	(34.66%)	Vanguard Target Retirement 2025 Fund	(30.05%)
Vanguard Target Retirement 2015 Fund	(24.06%)	Vanguard Target Retirement 2005 Fund	(15.82%)
Vanguard Target Retirement Income Fund	(10.93%)	Vanguard 500 Index Fund	(37.02%)
Vanguard Growth Index Fund	(38.32%)	Vanguard Mid-Cap Index Fund	(41.82%)
Vanguard REIT Index Fund	(37.05%)	Vanguard Small-Cap Growth Index Fund	(40.00%)
Vanguard Small-Cap Value Index Fund	(32.05%)	Vanguard Value Index Fund	(35.97%)
Vanguard Total International Stock Index Fund	(44.10%)	Allianz CCM Emerging Companies Fund	(42.74%)
Allianz CCM Mid-Cap Fund	(44.58%)	American Beacon International Equity Fund	(40.57%)
Ariel Appreciation Fund	(40.74%)	Artio International Equity Fund	(43.89%)
Artisan International Fund	(46.96%)	Aston ABN AMRO Growth Fund N	(32.80%)
Cohen & Steers Realty Shares	(34.40%)	Davis New York Venture Fund	(40.03%)
Harbor Capital Appreciation Fund	(37.30%)	Hotchkis & Wiley Mid-Cap Value Fund	(43.05%)
Mainstay ICAP Equity Fund	(38.12%)	PIMCO Total Return Fund	4.60%
Third Avenue Small-Cap Value Fund	(34.56%)	Turner Mid Cap Growth Fund	(48.64%)
Turner Small Cap Growth	(41.56%)	Wells Fargo Advantage C&B Mid Cap Value Fund	(33.68%)
ProLogis Stock Fund	(74.25%)

Mr. Rakowich elected the self-directed option with respect to a portion of his deferred compensation funds. The weighted average return earned by Mr. Rakowich on these funds in 2008 was (28.54%).

Catellus Plan.  There were two nonqualified deferred compensation plans in which Catellus employees had participated prior to the merger with us in 2005. Both plans were assumed by us and participants who became our employees subsequent to the merger, including Mr. Antenucci, were not required to have their investment balances distributed. Deferral elections made prior to the merger remained in effect, however, no further deferral elections were allowed after September 2005. The Catellus plans provided for an earnings enhancement election by participants who, on or prior to December 31, 2007, had completed 10 or more years of service or retire on or after the age of 59 1/2. This election results in an employer matching contribution equal to 25% of the earnings in the participant’s account after the election is made. Mr. Antenucci elected this earnings enhancement in 2006 and such company contributions were made in 2006, 2007, and 2008.

Catellus plan account balances were required to be distributed to the participant upon termination of employment with us or based on an irrevocable election specifying scheduled withdrawals. Distributions were paid in a lump sum or annual installments, as chosen by the participant at the time of the deferral election. Under certain circumstances, hardship and unscheduled withdrawals by the participant were allowed with a 10% penalty assessed on all unscheduled withdrawals.

In 2007 and 2008, the two Catellus plans were terminated after written consent was obtained by a majority of the plan participants. As such, Mr. Antenucci and the other plan participants received lump sum distributions in 2007 and 2008, as applicable.

The amounts deferred under the Catellus plan earned returns based on the performance of an array of hypothetical investment funds. No monies were actually invested in the participant’s name in the selected investment funds. Participants were allowed to change their investment choices at any time. The Catellus plan accounts were credited with the value of the particular fund or funds selected by the participant and continued to be so credited until the account was fully distributed. Because the amounts deferred through the Catellus plan were only “hypothetically” invested, they remained our assets and, as such, they were subject to claims by our general creditors.

The investment options that were available to all of the Catellus plan participants in 2008 and the return earned by these funds in 2008 are as follows:

500 Index Trust B	(9.51%)	Blue Chip Growth Trust	(12.28%)
Global Bond Trust	8.90%	Growth & Income Trust II	(11.76%)
Overseas Equity Trust	(8.12%)	Short-term Bond Trust	(1.48%)
Small Cap Growth Trust	(14.51%)	Fixed T-Note	4.89%

•	Deferred Equity Compensation

Under our executive deferred equity compensation plan, named executive officers who elect to defer the receipt of vested share awards or defer their cash bonus into common shares will receive the common shares at a future date as specified in their election. Generally, the deferral is effective until January of the calendar year following the year in which the named executive officer’s employment with us terminates. However, the named executive officer may elect to defer the share awards until a specified date, subject to certain limitations.

The deferral of share awards is effective as of the date the share award is scheduled to be distributed, which is generally within a short period after the award is vested (awards that vest in December are generally distributed on the first business day of January). We value the balance of the named executive officer’s deferred equity compensation account at the closing price of our common shares as of the last trading day of the fiscal year. Contributions are valued at the closing price of our common shares on the date the contribution is made and earnings are computed on the account balance based on the change in the value of our common shares from the beginning of the fiscal year (or from the date of contribution) to the end of the fiscal year.

Under the transitional rules of section 409(A) of the Code, participants in our executive deferred equity compensation plan were allowed to make a one-time special payment election prior to December 31, 2008 with respect to their deferred balances. Mr. Rakowich made the election in 2007 with respect to some of his deferred share balances and with respect to the remaining deferred share balances before the end of 2008. Shares subject to the election made in 2007 were distributed to Mr. Rakowich during 2008. Messrs. Sullivan, Nekritz, and Schwartz made their elections with respect to all of their deferred share balances before the end of 2008. None of the named executive officers have deferred additional common shares in 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have employment agreements with Mr. Rakowich and Mr. Antenucci and, during 2008, we had an employment agreement with Mr. Schwartz. All of the agreements are described above under “— Grants of Plan-Based Awards in Fiscal Year 2008 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table” and we have executive protection agreements with Mr. Sullivan and Mr. Nekritz. On December 8, 2008, we entered into a separation agreement with Mr. Schwartz with respect to his resignation as our chief executive officer on November 10, 2008. The terms of Mr. Schwartz’s separation are described below under “— Mr. Schwartz’s Separation Agreement.” The employment and executive protection agreements, along with the individual equity compensation award agreements entered into with respect to our 2006 Long-Term Incentive Plan, contain provisions that provide for accelerated vesting of unvested equity awards, under certain limited circumstances. Mr. Rakowich’s and Mr. Antenucci’s employment agreements each further provide for severance payments and the continuation of certain health and welfare benefits under certain limited circumstances. Under our company policy, each of our employees would be paid for their earned and unused vacation time upon termination under any termination scenario. Accordingly, such amounts for the named executive officers are not included in the amounts presented. This discussion assumes a termination or change in control as of December 31, 2008.

•	Termination for Reasons other than Change in Control — Death, Disability, or Retirement

The employment agreements with Mr. Rakowich and Mr. Antenucci and the executive protection agreements with Mr. Sullivan and Mr. Nekritz do not provide for severance payments or continuation of health and welfare benefits in the event of their death, disability, or retirement. However, the individual equity compensation award agreements with each named executive officer provide for accelerated vesting of unvested equity awards under these three scenarios. Further, Mr. Antenucci’s employment agreement provides for a similar accelerated vesting of unvested equity awards in the event of death or disability.

The estimated value of the accelerated vesting of unvested equity awards benefit in the event of their death, disability, or retirement is presented below for each named executive officer, except for Mr. Schwartz. The terms of Mr. Schwartz’s separation agreement effective as of December 8, 2008 are described under “— Mr. Schwartz’s Separation Agreement.” For purposes of these calculations, we have assumed that the termination under all of the scenarios was effective on December 31, 2008. Accordingly, we have used the closing price of our common shares on December 31, 2008 of $13.89 per share in the calculations. Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these scenarios occur could differ materially from these hypothetical payments.

•	Walter C. Rakowich:	$9,386,670

•	Ted R. Antenucci:	$9,248,770

•	William E. Sullivan:	$8,198,676

•	Edward S. Nekritz:	$5,739,890

The estimates reflect the value of unvested share options computed as the difference between the closing price of our common shares on December 31, 2008 ($13.89) and the exercise price of the underlying common share (to the extent the exercise price is less than $13.89), the full value of earned but unvested RSUs and associated accrued DEUs, and the full value of the unearned CPSs and associated accrued DEUs (the number of CPSs earned is computed and prorated based on the abbreviated performance period), each as of December 31, 2008, where vesting would be accelerated upon the named executive officer’s death, disability, or retirement. For purposes of these calculations, each unearned CPS for which vesting would be accelerated is estimated to be equal to: (i) 12.5% of the target award based on the performance of our common shares under the specified performance criteria during an abbreviated performance period of two years (January 1, 2007 through December 31, 2008, the assumed termination date) for CPSs granted in 2006 and (ii) 0% of the target award based on the performance of our common shares under the specified performance criteria during an abbreviated performance period of one year (January 1, 2008 through December 31, 2008, the assumed termination date) for CPSs granted in 2007. Each unearned CPS granted to Mr. Antenucci on May 26, 2006, for which vesting would be accelerated is estimated to equal 22.5% of the target award, which is based on the performance of our common shares under the specified performance criteria during an abbreviated performance period of less than three years (May 26, 2006 through December 31, 2008, the assumed termination date). The performance criteria are described more fully under “— Compensation Discussion and Analysis.”

In addition, Mr. Rakowich’s employment agreement provides that in the event of his death or disability, he is entitled to receive both his target bonus and his annual equity award on a pro rated basis for the year in which such event occurs. For 2008, Mr. Rakowich’s employment agreement provided for a bonus of $840,000 and a grant of equity awards of $3,500,000. Mr. Rakowich did not receive the full amount of these awards for 2008.

•	Termination not related to a Change in Control — Involuntary Termination without Cause or Voluntary Termination for Good Reason (Constructive Discharge)

The executive protection agreements that we have in place with Mr. Sullivan and Mr. Nekritz do not provide for benefits (severance payments, continuation of health and welfare benefits, or accelerated vesting of unvested equity awards benefit) in the event they are terminated under these scenarios (involuntary termination without cause or constructive discharge, not related to a change in control). However, Mr. Rakowich’s and Mr. Antenucci’s employment agreements, as described under ‘‘— Grants of Plan-Based Awards in Fiscal Year 2008 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table,” provide for a cash severance payment, the continuation of certain health and welfare benefits, and the continuation or acceleration of vesting of their unvested equity awards in the event of involuntary termination without cause or constructive discharge, not related to a change in control, conditioned on Mr. Rakowich’s and Mr. Antenucci’s release of claims. Cause is generally defined in their employment agreements as: (i) the willful and continued failure by the officer to perform the duties that are specified in the agreements; (ii) the engaging in injurious acts to the company by the officer; or (iii) the egregious misconduct on the part of the officer. Voluntary termination for good reason (constructive discharge), as generally defined in the employment agreements, can occur should we: (i) change the officer’s assignments such that they are inconsistent with the duties that are specified in the agreement; (ii) relocate the officer’s place of employment more than 30 miles from the current location; or (iii) not comply with the provisions of the agreements pertaining to the officer’s compensation and benefits.

Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these scenarios occur could differ materially from these hypothetical payments. The total value of these benefits, estimated to be $15,865,745 to Mr. Rakowich and $11,881,052 to Mr. Antenucci, consist of the following:

Mr. Rakowich:

•	a cash severance payment of $6,440,000 — representing two times Mr. Rakowich’s annual base salary ($630,000) and target bonus ($840,000) in effect as of December 31, 2008 plus a payment of $3,500,000 representing the value of his 2008 annual equity award (such amount is assumed to be payable in cash but may be made in the form of equity award grants); this computation is based on the specific terms of his agreement with respect to a termination under these circumstances occurring prior to January 1, 2009 (assumed termination date is December 31, 2008);

•	the continuation of medical and dental insurance benefits of $18,935 — representing the sum of the estimated costs of providing such benefits to Mr. Rakowich for a period of two years as provided for in his employment agreement; the costs for each year are the estimated costs for the previous year at an escalation factor of 8%;

•	a lump sum payment of $12,000 in lieu of providing the continuation of health and welfare benefits, other than medical and dental insurance, to Mr. Rakowich for a period of two years; and

•	continuation of vesting of unvested equity awards benefit of $9,394,810 — represents the intrinsic value of unvested equity awards as of the date of Mr. Rakowich’s termination for which vesting would have been continued as if he remained an employee after his termination as provided under these scenarios in his employment agreement; the amount is the same as calculated for Mr. Rakowich under the death, disability, and retirement scenarios except with respect to the CPS awards which are not prorated.

Mr. Antenucci:

•	a cash severance payment of $2,520,000 — representing Mr. Antenucci’s annual base salary of $630,000 that was in effect as of December 31, 2008 from the assumed termination date of December 31, 2008 to the end of the current term of the agreement, which is December 31, 2012;

•	the continuation of health and welfare benefits of $47,041 — representing the sum of the estimated costs of providing such benefits to Mr. Antenucci from the assumed termination date of December 31, 2008 to the end of the current term of the agreement, which is December 31, 2012; the costs for each year are the estimated costs for the previous year at an escalation factor of 8%; and

•	accelerated vesting of unvested equity awards benefit of $9,314,011 — the amount is the same as calculated for Mr. Antenucci above under the death, disability, and retirement scenarios except with respect to the CPS awards which are not prorated.

•	Terminations following a Change in Control

The executive protection agreements with Mr. Sullivan and Mr. Nekritz and the individual equity compensation award agreements entered into with all of the named executive officers with respect to the 2006 Long-Term Incentive Plan provide for certain benefits upon involuntary termination without cause or voluntary termination for good reason (constructive discharge) following a change in control. Under these agreements, a change in control generally occurs upon merger, sale, or disposition of substantially all of our assets, or adoption of a plan of liquidation. Cause is generally defined in Mr. Rakowich’s and Mr. Antenucci’s employment agreements as discussed in the previous section. Cause is generally described in Mr. Sullivan’s and Mr. Nekritz’s executive protection agreements as: (i) the willful and continued failure by the named executive officer to substantially perform his duties; (ii) willful engaging in conduct that is demonstrably injurious to the company by the named executive officer; or (iii) egregious misconduct involving serious moral turpitude on the part of the named executive officer. Voluntary termination for good reason (constructive discharge), as generally defined in the agreements, can occur should the following circumstances occur: (i) substantial and adverse alteration in the nature of the named executive officer’s status or responsibilities following the change in control; (ii) a material failure to provide salary and other compensation and benefits in accordance with the agreement; or (iii) the company’s material breach of the executive protection agreement.

The estimated value of the benefits under these two scenarios is presented below for each of the named executive officers, except for Mr. Schwartz. The terms of Mr. Schwartz’s separation agreement effective as of December 8, 2008 are described under “— Mr. Schwartz’s Separation Agreement.” For purposes of these calculations, we have assumed that the termination following a change in control under both scenarios was effective on December 31, 2008. Accordingly, we have used the closing price of our common shares on December 31, 2008 ($13.89 per share) in the calculations. Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these two scenarios occur could differ materially from these hypothetical payments.

			Accelerated Vesting of
Named Executive		Continued Health and	Unvested Equity	Excise Tax
Officer	Cash Severance (1)	Welfare Benefits (2)	Compensation (3)	Gross-Up (4)	Total
Walter C. Rakowich	$6,440,000	$30,935	$9,394,810	$—	$15,865,745
Ted R. Antenucci	$4,674,000	$26,714	$9,314,011	$—	$14,014,725
William E. Sullivan	$2,300,000	$19,730	$8,198,676	$2,099,202	$12,617,608
Edward S. Nekritz	$1,800,000	$29,016	$5,741,795	$1,418,702	$8,989,513

(1) Cash severance for Messrs. Rakowich, Sullivan, and Nekritz is computed as two times the sum of their annual base salary and their annual bonus amount for 2008 (annual bonus is computed at the target level, not the actual level for 2008). In addition, Mr. Rakowich’s cash severance includes $3,500,000 representing the value of his 2008 equity award under his employment agreement (such amount is assumed to be payable in cash but may be made in the form of equity award grants). Cash severance for Mr. Antenucci is computed as three times the sum of his annual base salary and his annual bonus for 2008 (annual bonus is computed at the target level, not the actual level for 2008). In addition, Mr. Antenucci’s agreement provides that for the year of termination, he would receive an annual bonus at the target level. Therefore, the cash severance amount for Mr. Antenucci includes an additional $174,000, which is the difference between his target bonus and his actual bonus for 2008.

(2) Each named executive officer would receive continued medical and dental insurance benefits for two years after the termination date. The named executive officers, other than Mr. Rakowich, would receive continued life, accidental death and dismemberment, and disability insurance benefits for two years after the termination date. The value of these benefits is the sum of the estimated costs of providing such benefits to the named executive officer over the applicable period with the cost for each year based on the estimated costs for the previous year at an escalation factor of 8%. In addition, the named executive officers, other than Mr. Rakowich, would receive outplacement services for up to one year after the termination date. Such benefit is estimated to be $5,000 for each of the named executive officers. Additionally, in lieu of continuation of other health and welfare benefits for two years after termination, Mr. Rakowich would receive a lump-sum payment of $12,000.

(3) These amounts are the same as calculated for each of the named executive officers under the death, disability, and retirement scenarios except with respect to the CPS awards which are not prorated.

(4) The employment agreements with Mr. Rakowich and Mr. Antenucci and the executive protection agreements with Mr. Sullivan and Mr. Nekritz provide for the payment of an “excise tax gross-up” payment. This payment would be made to the named executive officer should he incur an excise tax under Section 4999 of the Code, as a result of an “excess parachute payment” arising from severance payments and the accelerated vesting of unvested equity awards. The “excise tax gross-up” payment is an amount such that, after the payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the named executive officer would receive the same amount of severance had the excise tax not applied. However, for Mr. Sullivan and Mr. Nekritz, if the excise tax can be avoided by reducing the total severance payment resulting from a change in control by no more than 10%, then the severance payment will be reduced accordingly. Otherwise, Mr. Sullivan and Mr. Nekritz will receive the full gross-up payment.

•	Mr. Schwartz’s Separation Agreement

We entered into an employment agreement with Mr. Schwartz on March 14, 2008 as described above under “— Grants of Plan-Based Awards in Fiscal Year 2008 — Narrative Discussion to the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards in Fiscal Year 2008 Table.” Effective December 8, 2008, we entered into a separation agreement with Mr. Schwartz. Under the separation agreement, Mr. Schwartz received, or is entitled to receive, the following benefits which are all included in Mr. Schwartz’s 2008 compensation in the summary compensation table:

•	paid leave of absence for the period from November 10, 2008 to December 8, 2008 of $83,333;

•	lump sum annual bonus for 2008 of $1,600,000, representing 80% of the target level;

•	severance and other benefits aggregating $13,547,600 consisting of:

•	lump sum payment of $7,500,000, in lieu of the annual grant of equity-based awards for 2008 due under his employment agreement;

•	separation payment of $6,000,000, representing two times his annual salary and target bonus amounts, payable over the 24-month period beginning with his separation date;

•	continuation of medical and dental insurance benefits for two years valued at $5,600;

•	lump sum payment in lieu of continuation of other health and welfare benefits of $12,000, payable in May 2009; and

•	part-time secretarial support for a period of one year (ending on December 8, 2009) valued at $30,000.

Under the terms of the agreement, Mr. Schwartz forfeited all of his unvested equity-based awards (share options, RSUs, CPSs, and associated DEUs). The 300,000 contingent performance units that were originally granted under his employment agreement in March 2008 were not earned when his employment with us ended and were cancelled on December 8, 2008. All of Mr. Schwartz’s vested share options will remain exercisable until the last day of the stated option term without regard to his separation from the company.

TRUSTEE COMPENSATION FOR FISCAL YEAR 2008*

	Fees Earned or				All Other
	Paid in Cash		Stock Awards		Compensation	Total
Name	($)		($)		($)	($)
(a)	(b)		(c)		(g)	(h)
Stephen L. Feinberg, Chairman	$122,429	(1)(2)	$75,026	(3)(4)	$—	$197,455
K. Dane Brooksher	$422,379	(1)(2)(5)	$—	(5)	$16,601 (6)	$438,980
George L. Fotiades	$101,000	(1)(2)	$75,026	(3)(4)	$—	$176,026
Christine N. Garvey	$81,500	(1)(2)	$75,026	(3)(4)	$—	$156,526
Lawrence V. Jackson	$64,247	(1)(2)	$75,026	(3)(4)	$—	$139,273
Donald P. Jacobs	$99,500	(1)(2)(7)	$75,026	(3)(4)	$—	$174,526
Nelson C. Rising	$26,879	(1)(2)(5)	$—	(5)	$—	$26,879
D. Michael Steuert	$82,500	(1)(2)	$75,026	(3)(4)	$—	$157,526
J. Andre Teixeira	$77,750	(1)(7)	$75,026	(1)(3)(4)(8)	$—	$152,776
William D. Zollars	$74,000	(1)(2)	$75,026	(3)(4)	$—	$149,026
Andrea M. Zulberti	$93,500	(1)(2)	$75,026	(3)(4)	$—	$168,526

* Columns (d), (e), and (f) have been omitted from this table because they are not applicable.

(1) Our outside trustees earned the following fees in 2008: (i) a $50,000 annual retainer; (ii) fees for chairing committees of the board; (iii) fees for attendance at meetings of the board; (iv) fees for attendance at meetings of committees of the board; and (v) fees for serving as lead outside trustee, if the chairman is a member of management. The trustee fee structure is described in more detail in the narrative discussion that follows these footnotes.

For 2008, all trustees other than Ms. Garvey, Mr. Teixeira, and Mr. Zollars elected to defer the receipt of such fees earned until after his or her service on the board is terminated. Ms. Garvey and Mr. Zollars received their fees for 2008 in cash. Prior to 2007, Ms. Garvey and Mr. Zollars had elected to defer the fees earned. The fees earned by Mr. Teixeira are deposited into our Dividend Reinvestment and Share Purchase Plan (DRP) in his name each quarter. See the narrative discussion that follows these footnotes for more information on the payment of fees.

Mr. Brooksher earned an annual fee of $400,000 in 2008 under an advisory agreement between Mr. Brooksher and the company, which is payable in cash through June 2013. Under the agreement, Mr. Brooksher provides certain strategic advice to the company at the request of our chief executive officer.

(2) As of December 31, 2008, the number of common shares included in each trustee’s hypothetical fee deferral account was as follows:

•	Mr. Feinberg	27,281
•	Mr. Brooksher	3,947
•	Mr. Fotiades	14,756
•	Ms. Garvey	1,431
•	Mr. Jackson	2,780
•	Mr. Jacobs	25,002
•	Mr. Rising	3,203
•	Mr. Steuert	10,049
•	Mr. Zollars	11,745
•	Ms. Zulberti	7,332

In 2009, common shares were issued to Mr. Brooksher, Mr. Rising, and Ms. Garvey in settlement of their deferred trustee fee account balance.

(3) Represents the compensation expense that we recognized in 2008 associated with the award of 1,215 fully vested Deferred Share Units (DSUs) to each of our outside trustees that were elected at our annual meeting on May 9, 2008. Each DSU represents one of our common shares and the DSUs are fully vested when they are granted. DSUs accrue DEUs on December 31st of each year that are fully vested when accrued. The compensation expense associated with the DSUs is based on the closing price of our common shares on the date of grant, which was $61.75 per share. Our trustees have elected to defer receipt of their DSUs and associated accrued DEUs until their service on the board is terminated. We first issued DSUs to our trustees in May 2004. Prior to that date, we issued share options to our trustees on an annual basis. Upon termination from the board, the outstanding share awards earned for service on the board are distributed to the trustee. As of December 31, 2008, our current trustees had the following DSUs and accrued DEUs associated with their service on the board, outstanding:

•	Mr. Feinberg	6,931
•	Mr. Fotiades	6,931
•	Ms. Garvey	3,597
•	Mr. Jackson	1,258
•	Mr. Jacobs	6,931
•	Mr. Steuert	6,931
•	Mr. Teixeira	6,931
•	Mr. Zollars	6,931
•	Ms. Zulberti	3,597

(4) Previously, we made annual grants of share options to our outside trustees. The share options granted were fully vested and exercisable as of the date of grant. We began granting DSUs to our outside trustees in lieu of the option grants in May 2004. As of December 31, 2008, the outstanding options, all of which are exercisable, and associated accrued DEUs, all of which are fully vested, held by our current trustees associated with their service on the board were as follows:

•	Mr. Feinberg: 15,000 options and 7,020 associated accrued DEUs; exercise prices ranging from $19.75 to $20.80 per option and expiration dates ranging from June 24, 2009 to May 17, 2011.

•	Mr. Fotiades: 10,000 options; exercise prices of $24.47 and $27.56 per option and expiration dates of June 12, 2012 and May 20, 2013.

•	Ms. Garvey: 10,000 options; each with an exercise price of $43.80 and an expiration date of September 22, 2015.

•	Mr. Jacobs: 25,000 options and 7,020 associated accrued DEUs; exercise prices ranging from $19.75 to $27.56 per option and expiration dates ranging from June 24, 2009 to May 20, 2013.

•	Mr. Steuert: 10,000 options; each with an exercise price of $41.13 and an expiration date of May 18, 2015.

•	Mr. Teixeira: 10,000 options and 5,276 associated accrued DEUs; exercise prices of $19.75 and $20.75 per option and expiration dates of June 24, 2009 and May 18, 2010.

•	Mr. Zollars: 10,000 options; exercise prices of $24.47 and $27.56 per option and expiration dates of June 12, 2012 and May 20, 2013.

•	Ms. Zulberti: 10,000 options; each with an exercise price of $41.13 and an expiration date of May 18, 2015.

(5) Mr. Brooksher and Mr. Rising retired from our board on May 9, 2008.

(6) Amount represents the costs incurred by Mr. Brooksher in connection with the services he provides under his advisory agreement that were paid by us and includes information technology support and travel costs. See the narrative discussion that follows this table for additional information on the advisory agreement.

(7) Trustees may also serve on our advisory committees in addition to their service on our board. The amount in column (b) includes $5,000 of fees earned by Mr. Jacobs for service on our Asia Advisory Committee in 2008. The fees were paid to him in cash. Mr. Teixeira serves on our European Advisory Committee, but no meetings were held in 2008, so no additional fees were earned.

(8) During 2008, Mr. Teixeira exercised 2,500 options at an exercise price of $20.80 for an aggregate exercise price of $52,000. The aggregate value of the common shares received by Mr. Teixeira from the exercises was $156,505, resulting in an aggregate gain to him of $104,505. In connection with this exercise, 719 DEUs were also distributed to Mr. Teixeira.

Narrative Discussion to the Trustee Compensation for Fiscal Year 2008 Table

The compensation packages for the outside members of our board include both cash and equity components. The equity component is awarded under the terms of the 2006 Long-Term Incentive Plan and our 2000 Share Option Plan for Outside Trustees. Our executive officers who serve as trustees do not receive any additional compensation for service on the board.

The cash component of our compensation to outside trustees consists of an annual retainer and fees for attending meetings and serving as chairs of committees. Trustees may defer the receipt of their fees until after their service on our board is terminated under our Deferred Fee Plan for Trustees. Additionally, trustees may elect to have the amount of fees earned deposited into the DRP. Retainers and fees paid to our outside trustees are as follows:

•	Annual retainer: $50,000

•	Annual retainer for serving as lead outside trustee: $25,000

•	Annual retainer for serving as chairman of a committee: $10,000 except the board governance and nomination and the sustainability committees which are $7,500

•	Attendance at board meetings: $1,500 per meeting

•	Attendance at committee meetings, except for earnings review meetings of the audit committee: $1,500 per meeting

Fees that are deferred are credited with our common shares to a hypothetical fee deferral account. The number of hypothetical common shares credited is based on the closing price of our common shares as of the date of deferral. The common shares in the hypothetical account can earn dividends as if the number of common shares in the account were outstanding in the name of the trustee. Upon retirement from the board, the trustee is issued the number of common shares included in his or her hypothetical fee deferral account. However, each participating trustee has elected to defer receipt of such common shares until more than 60 days following his or her retirement.

The equity component of our compensation to trustees consists of annual awards of DSUs that are fully vested as of the date of the grant. We awarded DSUs with a value of approximately $50,000 on the award date, generally at the time of our annual shareholders’ meeting in May, for each of 2004, 2005, and 2006. In 2007 and 2008, the value of the DSUs awarded to our outside trustees was $75,000. DSUs accrue fully vested DEUs over the period that the underlying DSUs are outstanding.

The board adopted ownership guidelines for our trustees that require our trustees to own our common shares with an aggregate market value equal to $250,000 (which is five times their annual retainer for 2008). Each trustee has three years from the date the guidelines were adopted, or the date on which the trustee became a member of our board, in which to comply with the guidelines. In December 2008, in light of current global economic conditions and recent market prices of our common shares, the board suspended the requirement for our trustees until further action is taken by the board. See additional discussion under “— Compensation Discussion and Analysis”.

We have an advisory agreement with Mr. Brooksher pursuant to which he provides certain strategic advice to the company at the request of our chief executive officer. We pay him an annual fee of $400,000 (payable through June 2013) under the agreement. We provide Mr. Brooksher with office space, administrative support, secretarial support, and travel assistance under the agreement for which we bear no incremental cost. We also reimburse Mr. Brooksher for his costs incurred relating to his advisory duties under the advisory agreement, primarily travel costs and information technology support. The costs that are reimbursed are included as “All Other Compensation” in the trustee compensation table.

Mr. Jacobs serves on our Asia Advisory Committee. We compensate Mr. Jacobs for the services he provides on this committee in the same manner as we compensate the other members of the committee who are not trustees, including reimbursement of reasonable travel costs incurred to attend the committee’s meetings. The amount paid to Mr. Jacobs for these services in 2008 are included in column (b) of the Trustee Compensation Table for Fiscal Year 2008. Mr. Teixeira serves on our European Advisory Committee, but no meetings were held in 2008.

We reimburse our trustees for reasonable travel costs incurred to attend the meetings of the board and its committees.

EQUITY COMPENSATION PLANS

The 2006 Long-Term Incentive Plan and the 2000 Share Option Plan for Outside Trustees, as amended and restated in 2008, and their predecessor plans are the primary vehicles under which we have made equity-based compensation awards to our named executive officers and our outside trustees. The 2006 Long-Term Incentive Plan is more fully described in “— Compensation Discussion and Analysis.” In addition, we have an Employee Share Purchase Plan (ESPP), under which we have reserved shares that may be purchased by employees at a discounted price. Information regarding the common shares that may be issued under these plans as of December 31, 2008, is as follows:

# of Securities Remaining
	# of Securities to be Issued	Weighted-Average	Available for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (b)
(a)	(b)	(c)	(d)
Equity compensation plans approved by security holders(1)(2)(3)	12,119,930	$31.76	8,250,184
Equity compensation plans not approved by security holders(4)	—	—	—

(1) The amount in column (b) includes 7,779,747 common shares that can be issued upon the exercise of outstanding share options (of which 5,526,718 are vested to the holder) and 4,340,183 outstanding share awards, including DEUs associated with both outstanding share options and share awards, (of which 1,696,783 are vested to the holder).

(2) The weighted-average exercise price in column (c) relates to the 7,779,747 outstanding share options reflected in column (b). Of the amount in column (b), 4,340,183 shares will be issued for no consideration, generally resulting from the granting of share awards (RSUs, CPSs, PSAs, and DEUs).

(3) The amount in column (d) includes 3,537,666 common shares that are reserved for issuance under our equity compensation plans and 4,712,518 common shares that are reserved for issuance under our ESPP. In January, 2009, we issued 46,794 of our common shares to employees based on their participation in the ESPP from July 1, 2008 to December 31, 2008. Under the ESPP, participating employees may purchase our common shares at a discounted price of 85% of the market price, as defined. The aggregate fair value of common shares that an individual employee can acquire in a calendar year under the ESPP is $25,000.

(4) All of our equity compensation plans have been approved by our shareholders.

AUDIT COMMITTEE REPORT

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation, and oversight of our independent public accounting firm. The committee is comprised of the five trustees named below. Each member of the committee is independent as defined by the SEC and in the NYSE listing standards. In addition, our board has determined that D. Michael Steuert is an audit committee financial expert as defined by SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing reports thereon. The committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2008, and unaudited financial statements for the quarterly periods ended March 31, June 30, and September 30, 2008, with management and KPMG LLP, the company’s independent registered public accounting firm. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. KPMG LLP has provided to the company the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP, its independence. The committee also concluded that KPMG LLP’s performance of non-audit services, as pre-approved by the committee and described in the next section, to us and our affiliates does not impair KPMG LLP’s independence.

Based on the considerations referred to above, the audit committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for 2008. The foregoing report is provided by the following outside trustees, who constitute the committee.

D. Michael Steuert (Chair)
George L. Fotiades
Christine N. Garvey
Donald P. Jacobs
Andrea M. Zulberti

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit our consolidated financial statements for 2008, we retained KPMG LLP to provide certain tax and other services in 2008. In the course of KPMG LLP’s provision of services on our behalf, we recognize the importance of KPMG LLP’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts which vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2008 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee’s Audit and Non-Audit Services Pre-Approval Policy. These policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to the company.

The following table represents fees for professional audit services rendered by KPMG LLP for the audit of the company’s consolidated financial statements for 2008 and 2007 and fees billed for other services rendered by KPMG LLP:

Types of Fees	2008	2007
Audit fees(1)	$3,371,018	$3,193,323
Audit-related fees(2)	24,000	22,800
Tax fees(3)	681,023	489,814
All other fees(4)	2,918	—

Totals	$4,078,959	$3,705,937

(1) Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, and reviews of documents filed with the SEC (fees for registration statements and comfort letters in 2008 were $180,250 and 2007 were $176,450).

(2) Audit-related fees consist of fees for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits.

(3) Tax fees are primarily fees for tax compliance and tax advice.

(4) All other fees include fees billed for services not included in the foregoing categories. During 2008 KPMG LLP provided technical training services.

RATIFICATION OF THE APPOINTMENT OF	Proposal 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been appointed by the audit committee of the board as our independent registered public accounting firm for the year 2009. KPMG LLP was our independent registered public accounting firm for the year 2008. We are requesting our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2009. In the event shareholders do not approve the appointment, the appointment will be reconsidered by the audit committee.

KMPG LLP representatives are expected to attend the 2009 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The board of trustees unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION

•	Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no later than the close of business on December 9, 2009. Proposals should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•	Shareholder Nominations and Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

For any shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2010 annual meeting, our bylaws permit such a presentation if: (i) a shareholder’s written notice of the nominee or proposal and any required supporting information is received by our secretary during the period from 90 to 120 days before the first anniversary date of the previous year’s annual meeting and (ii) it meets the requirements of our bylaws and applicable SEC requirements. For consideration at the 2009 annual meeting, a shareholder nominee or proposal not submitted by the deadline for inclusion in the 2010 proxy statement must be received by us between January 20, 2010 and February 19, 2010. Notices of intention to present proposals at the 2010 annual meeting should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•	Voting Securities

Common shareholders of record at the close of business on March 23, 2009 will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 267,784,381 common shares outstanding. There is no right to cumulative voting and a majority of the holders of outstanding common shares represented in person or by proxy at the 2009 annual meeting will constitute a quorum.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include voting instructions. If you would like to attend the annual meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request this form from your bank or broker; they will not automatically supply one to you.

•	Vote Required for Approval

Assuming the presence of a quorum:

(1) trustees must be elected by the vote of a majority of all the votes cast in person or by proxy at the 2009 annual meeting by shareholders entitled to vote. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “for” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

(2) the ratification of the appointment of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the common shares voted in person or by proxy at the 2009 annual meeting by shareholders entitled to vote.

Abstentions and broker non-votes, if any, will have no effect on the outcome of the matters to be voted on at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

•	Manner for Voting Proxies

The common shares represented by all valid proxies received through the Internet, by telephone, or by mail will be voted in the manner specified. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted: (i) for the nominees for trustee named earlier in this proxy statement and (ii) for ratification of the appointment of our independent registered public accounting firm. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2009 annual meeting of shareholders and any adjournments or postponements of the meeting. The board knows of no other matters that may be presented to the meeting.

•	Solicitation of Proxies

Proxies may be solicited on behalf of the board by mail, telephone, other electronic means, or in person. Copies of proxy materials and our 2008 annual report may be supplied to brokers, dealers, banks, and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the company, none of whom will receive additional compensation. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from shareholders at a fee of approximately $8,000, plus reimbursement of reasonable out-of-pocket expenses.

•	Attendance at the 2009 Annual Meeting

If you are a registered owner of our common shares and plan to attend the 2009 annual meeting in person, you should detach and retain the admission ticket attached to your printed proxy card. An admission ticket is also provided with the Notice of Internet Availability.

Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

Record owners and beneficial owners (including holders of valid proxies) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting. Please contact Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181 if you need directions to the location of our annual meeting.

•	Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2008 annual report to shareholders, including our Annual Report on Form 10-K, are available at http://ir.prologis.com. Shareholders can receive future annual reports, proxy statements, and forms of proxy electronically by registering at www.icsdelivery.com/pld. Once registered, you will be notified by e-mail when materials are available electronically for your review. You will also be given a website link to authorize your proxy via the Internet. If your shares are held through a bank, broker, or other holder of record, they can instruct you on selecting this option. You can notify us at any time if you want to resume mail delivery by contacting Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181.

•	Annual Report

Our 2008 annual report to shareholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 (which includes our consolidated financial statements), is mailed to shareholders along with this proxy statement, if a request is made to receive printed proxy materials or if you participant in our 401(k) Plan. Otherwise, the Notice of Internet Availability provides information on how you may access our 2008 annual report and Notice of Proxy through the Internet. We will provide copies of the annual report to requesting shareholders, free of charge, by contacting Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181.

•	Delivery of Documents to Shareholders Sharing an Address

If you share an address with any of our other shareholders, your household might receive only one copy of the Notice of Internet Availability or our annual report and proxy statement, as part of our Householding Program, which is aimed at reducing costs. To request additional copies of these materials for each shareholder in your household for the current year, please contact Investor Relations ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181. To revoke your consent for future mailings, please contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NJ 11717 (telephone: (800) 542-1061). You will be removed from the Householding Program within 30 days.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, certain officers, and certain beneficial owners of our common shares to file reports of holdings and transactions in our common shares with the SEC and the NYSE. Except as provided in the next sentence, based on our records and other information available to us, we believe that, in 2008, all of the above persons and entities met all applicable SEC filing requirements. Mr. Rakowich and Mr. Fotiades each failed to file one Form 4 each relating to a single transaction on a timely basis in 2008. Messrs. Feinberg, Fotiades, Jackson, Jacobs, Steuert, Teixeira, and Zollars, Ms. Garvey, and Ms. Zulberti each failed to file a Form 5 each relating to a single transaction on a timely basis in 2008.

•	Other Matters

We do not anticipate any other business to be brought before the 2009 annual meeting. In addition to the scheduled items, however, the meeting may consider properly presented shareholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters which may properly come before the meeting and any adjournments or postponements of the meeting.

April 8, 2009
Denver, Colorado

Computershare P.O. Box 43010 Providence, RI 02940-3010

YOUR VOTE IS IMPORTANT!
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M.. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ProLogis in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Do not return your Proxy Card if you are authorizing your proxy by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PRLGO1P73063	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PROLOGIS
The Board of Trustees recommends a vote FOR the Election of Trustees (Proposal 1).

1.	Election of Trustees:

	Election of the following persons as Trustees				For	Withhold	For All	To withhold authority to vote for any
	Nominees:				All	All	Except	individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01)	Stephen L. Feinberg	06)	Walter C. Rakowich
	02)	George L. Fotiades	07)	D. Michael Steuert
	03)	Christine N. Garvey	08)	J. André Teixeira
	04)	Lawrence V. Jackson	09)	William D. Zollars
	05)	Donald P. Jacobs	10)	Andrea M. Zulberti	☐	☐	☐

The Board of Trustees recommends a vote FOR Proposal 2.

		For	Against	Abstain

2.	Ratify the appointment of the independent registered public accounting firm for 2009.	☐	☐	☐

For address changes and/or comments, please check this box and then write them on the back where indicated.				☐
Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title or capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders

ADMISSION TICKET
Wednesday, May 20, 2009
10:30 a.m. (Mountain Time)
ProLogis
4545 Airport Way
Denver, CO 80239
Please present this ticket for admittance.
CONSENT TO OBTAIN FUTURE SHAREHOLDER-RELATED MATERIALS
ELECTRONICALLY INSTEAD OF BY MAIL
You now have the option to receive future shareholder communications (annual reports, proxy statements, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis.
If you elect this option, you will be notified by e-mail when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated web site with instructions on how to give your proxy via the Internet.
You can register for this program by going to www.icsdelivery.com/pld or, if you vote through www.proxyvote.com, by following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via e-mail at ir@prologis.com.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, annual report to shareholders, which includes the Annual Report on Form 10-K, are available at
http://ir.prologis.com

PRLGO2-P73063
PROXY
PROLOGIS
THE PROXY IS SOLICITED BY AND ON BEHALF OF
THE BOARD OF TRUSTEES
2009 ANNUAL MEETING OF SHAREHOLDERS
       The undersigned hereby appoints each of Walter C. Rakowich and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the annual meeting of shareholders to be held on May 20, 2009, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions are indicated, the shares represented by this proxy will be voted FOR the election of the listed nominees for Trustee and FOR the ratification of the appointment of the independent registered public accounting firm for 2009. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2009 annual meeting of shareholders and any adjournments or postponements of the meeting.
       The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying the Notice, together with this Proxy.
Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting. You are encouraged to specify your choice by marking the appropriate boxes —SEE REVERSE SIDE— but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees’ recommendations. The proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE